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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 21, 2008

MARKWEST ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-31239	27-0005456
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1515 Arapahoe Street, Tower 2, Suite 700, Denver, CO 80202
(Address of principal executive offices)

Registrant's telephone number, including area code: 303-925-9200

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

        The purpose of this Amendment is to provide the financial information required by Articles 3 and 11 of Regulation S-X.

        Other than the change noted above, this Amendment contains no changes to the report previously filed with the Commission on February 21, 2008.

Item 9.01 Financial Statements and Exhibits

  (a)   Financial Statements of Businesses Acquired—MarkWest Hydrocarbon, Inc. audited financial statements

        Following are the audited financial statements of MarkWest Hydrocarbon, Inc. for the three years ended December 31, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
MarkWest Energy Partners, L.P.
Denver, Colorado

        We have audited the accompanying consolidated balance sheets of MarkWest Hydrocarbon, Inc. and subsidiaries (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MarkWest Hydrocarbon, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 13, 2008

MARKWEST HYDROCARBON, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$37,695	$48,844
Trading securities	3,674	—
Available for sale securities	6,474	7,713
Receivables, net of allowances of $194 and $156, respectively	130,877	101,116
Inventories	30,328	35,261
Fair value of derivative instruments	9,441	9,938
Deferred income taxes	16,667	—
Other current assets	51,178	15,264

Total current assets	286,334	218,136

Property, plant and equipment	976,169	662,606
Less: accumulated depreciation, depletion, amortization and impairment	(145,360)	(108,271)

Total property, plant and equipment, net	830,809	554,335

Other assets:
Investment in Starfish	58,709	64,240
Intangibles, net of accumulated amortization of $45,753 and $29,080, respectively	326,722	344,066
Deferred financing costs, net of accumulated amortization of $8,206 and $5,462 respectively	13,428	16,079
Deferred contract cost, net of accumulated amortization of $1,014 and $702, respectively	2,236	2,548
Fair value of derivative instruments	5,414	2,794
Other long-term assets	1,043	1,043

Total other assets	407,552	430,770

Total assets	$1,524,695	$1,203,241

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$107,107	$89,242
Accrued liabilities	79,869	55,208
Fair value of derivative instruments	77,426	7,476
Deferred income taxes	—	180

Total current liabilities	264,402	152,106

Deferred income taxes	8,500	9,553
Fair value of derivative instruments	84,051	1,460
Long-term debt, net of original issue discount of $2,805and $3,135, respectively	552,695	526,865
Other long-term liabilities	51,073	30,196
Non-controlling interest in consolidated subsidiary	524,583	441,572
Commitments and contingencies (Note 15)
Stockholders' equity:
Preferred stock, par value $0.01, 5,000,000 shares authorized, no shares outstanding	—	—
Common stock, par value $0.01, 20,000,000 shares authorized, 11,999,841and 11,975,256 shares issued, respectively	120	120
Additional paid-in capital	78,658	40,266
Accumulated deficit	(40,315)	—
Accumulated other comprehensive income, net of tax	928	1,103
Treasury stock, 201 and 0 shares, respectively	—	—

Total stockholders' equity	39,391	41,489

Total liabilities and stockholders' equity	$1,524,695	$1,203,241

The accompanying notes are an integral part of these consolidated financial statements.

MARKWEST HYDROCARBON, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year ended December 31,
	2007	2006	2005
Revenue:
Revenue	$845,727	$829,298	$759,381
Derivative (loss) gain	(159,970)	10,383	(3,198)

Total revenue	685,757	839,681	756,183

Operating expenses:
Purchased product costs	503,084	566,286	625,090
Facility expenses	70,849	57,403	45,577
Selling, general and administrative expenses	72,484	63,360	33,757
Depreciation	41,281	31,010	20,829
Amortization of intangible assets	16,672	16,047	9,656
Loss (gain) on disposal of property, plant and equipment	7,743	(322)	(407)
Accretion of asset retirement and lease obligations	114	102	160
Impairments	356	—	—

Total operating expenses	712,583	733,886	734,662
(Loss) income from operations	(26,826)	105,795	21,521
Other income (expense):
Earnings (losses) from unconsolidated affiliates	5,309	5,316	(2,153)
Interest income	4,547	1,574	1,060
Interest expense	(39,435)	(40,942)	(22,622)
Amortization of deferred financing costs and original issue discount (a component of interest expense)	(2,983)	(9,229)	(6,979)
Dividend income	626	447	392
Miscellaneous (expense) income	(393)	11,537	266

(Loss) income before non-controlling interest in net income of consolidated subsidiary and income taxes	(59,155)	74,498	(8,515)
Non-controlling interest in net income of consolidated subsidiary	(4,853)	(59,709)	(91)

(Loss) income before taxes	(64,008)	14,789	(8,606)
Provision for income tax (expense) benefit:
Current	(23,869)	179	(554)
Deferred	48,518	(5,431)	2,358

Net (loss) income	$(39,359)	$9,537	$(6,802)

Net (loss) income per share (See Note 2):
Basic	$(3.28)	$0.80	$(0.57)

Diluted	$(3.28)	$0.79	$(0.57)

Weighted average number of outstanding shares of common stock:
Basic	11,996	11,939	11,864

Diluted	11,996	12,033	11,864

Cash dividend declared per common share	$1.340	$0.793	$0.364

The accompanying notes are an integral part of these consolidated financial statements.

MARKWEST HYDROCARBON, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year ended December 31,
	2007	2006	2005
Net (loss) income	$(39,359)	$9,537	$(6,802)
Other comprehensive (loss) income:
Unrealized (loss) gain on marketable securities, net of tax of $(110), $454 and $(92), respectively	(175)	746	(153)
Unrealized gains on commodity derivative instruments accounted for as hedges, net of tax of $0, $0 and $158, respectively	—	—	264

Total other comprehensive (loss) income	(175)	746	111

Comprehensive (loss) income	$(39,534)	$10,283	$(6,691)

The accompanying notes are an integral part of these consolidated financial statements.

MARKWEST HYDROCARBON, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(in thousands)

	Shares of Common Stock	Shares of Treasury Stock	Common Stock	Additional Paid in Capital	Deferred Compensation	Accumulated Earnings (Deficit)	Accumulated Comprehensive Income (Loss)	Treasury Stock	Total Stockholders' Equity
December 31, 2004	11,904	(64)	$119	$51,444	$—	$(1,623)	$246	$(425)	$49,761
Stock option exercises	16	—	—	77	—	—	—	—	77
Issuance of restricted stock	—	3	—	(57)	—	—	—	57	—
Grant of restricted stock	—	—	—	482	(482)	—	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	84	—	—	—	84
Stock options converted to restricted stock	—	—	—	66	—	—	—	—	66
Cashless stock options	23	—	—	965	—	—	—	—	965
Treasury stock acquired	—	(7)	—	—	—	—	—	(161)	(161)
Contribution of treasury stock shares to 401(k) benefit plan	—	12	—	124	—	—	—	72	196
Net loss	—	—	—	—	—	(6,802)	—	—	(6,802)
Dividends paid	—	—	—	(4,315)	—	—	—	—	(4,315)
Other comprehensive income	—	—	—	—	—	—	111	—	111

December 31, 2005	11,943	(56)	119	48,786	(398)	(8,425)	357	(457)	39,982
Stock option exercises	19	20	1	126	—	—	—	163	290
Compensation expense related to equity-based awards	—	—	—	401	—	—	—	—	401
Issuance of restricted stock	9	37	—	(328)	—	—	—	328	—
Treasury stock reacquired	—	(3)	—	64	—	—	—	(64)	—
Cashless stock options exercises	4	2	—	(9)	—	—	—	30	21
Reclassification of unearned compensation related to the adoption of SFAS 123R	—	—	—	(398)	398	—	—	—	—
SFAS 123R windfall pool under APIC	—	—	—	177	—	—	—	—	177
Net income	—	—	—	—	—	9,537	—	—	9,537
Dividends paid	—	—	—	(8,553)	—	(1,112)	—	—	(9,665)
Other comprehensive income	—	—	—	—	—	—	746	—	746

December 31, 2006	11,975	—	120	40,266	—	—	1,103	—	41,489
Stock option exercises	9	—	—	119	—	—	—	—	119
Compensation expense related to restricted stock, net of registration costs	—	—	—	753	—	—	—	—	753
Issuance of restricted stock	16	—	—	—	—	—	—	—	—
Gain in connection with issuance of units by MarkWest Energy Partners, L.P. (net of tax of $31.5 million)				52,367	—				52,367
SFAS 123R windfall pool under APIC	—	—	—	335	—	—	—	—	335
FIN 48 Adjustment	—	—	—	—	—	(71)	—	—	(71)
Net loss	—	—	—	—	—	(39,359)	—	—	(39,359)
Dividends paid	—	—	—	(15,182)	—	(885)	—	—	(16,067)
Other comprehensive loss	—	—	—	—	—	—	(175)	—	(175)

December 31, 2007	12,000	—	$120	$78,658	$—	$(40,315)	$928	$—	$39,391

The accompanying notes are an integral part of these consolidated financial statements.

MARKWEST HYDROCARBON, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net (loss) income	$(39,359)	$9,537	$(6,802)
Adjustments to reconcile net (loss) income to net cash provided by operating activities (net of acquisitions):
Depreciation	41,281	31,010	20,829
Amortization of intangible assets	16,672	16,047	9,656
Amortization of deferred financing costs and original issue discount	2,983	9,229	6,979
Accretion of asset retirement obligation	114	102	160
Amortization of gas contract	312	312	312
Impairments	356	—	—
Restricted unit compensation expense	2,080	1,686	1,076
Participation Plan compensation expense	17,704	20,743	3,244
Stock option compensation expense	(27)	(9)	965
Restricted stock compensation expense	780	410	150
Non-controlling interest in net income of consolidated subsidiary	4,853	59,709	91
Equity in (earnings) losses of unconsolidated affiliates	(5,309)	(5,316)	2,153
Distributions from equity investments	10,840	—	1,849
Unrealized loss (gain) on derivative instruments	150,418	(4,524)	657
Loss (gain) on disposal of property, plant and equipment	7,743	(332)	(407)
Deferred income taxes	(48,518)	5,431	(2,358)
Gain on sale of marketable securities	(668)	(267)	(56)
Unrealized loss on trading securities	24	—	—
Gain on sale of trading securities	(14)	—	—
Net purchases of trading securities	(3,684)	—	—
Other	(190)	26	196
Changes in operating assets and liabilities, net of working capital acquired:
Receivables	(29,761)	31,153	(1,372)
Inventories	4,451	5,806	(17,742)
Other current assets	(35,057)	333	(14,742)
Accounts payable and accrued liabilities	34,051	(14,653)	11,983
Notes receivable from officers	—	154	53
Other long-term liabilities	1,162	(618)	—

Net cash provided by operating activities	133,237	165,969	16,874

Cash flows from investing activities:
Acquisitions	29	(21,389)	(356,917)
Investment in Starfish	—	(21,237)	(41,688)
Restricted cash	—	—	15,000
Purchase of available for sale securities	—	(789)	(8,725)
Proceeds from sale of available for sale securities	1,622	614	17,275
Capital expenditures	(316,639)	(80,080)	(71,343)
Proceeds from sale of equity investee	—	150	550
Proceeds from sale of property, plant and equipment	196	685	—

Net cash flows used in investing activities	(314,792)	(122,046)	(445,848)

The accompanying notes are an integral part of these consolidated financial statements.

MARKWEST HYDROCARBON, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	Year ended December 31,
	2007	2006	2005
Cash flows from financing activities:
Proceeds from long-term debt	499,100	173,024	910,500
Payments of long-term debt	(473,600)	(529,524)	(524,000)
Proceeds from MarkWest Energy's private placement of senior notes	—	271,700	—
Payments for debt issuance costs, deferred financing costs and registration costs	(516)	(6,826)	(11,809)
Proceeds from MarkWest Energy's private placement, net	224,951	5,000	92,887
Proceeds from MarkWest Energy's public offering, net	—	123,256	—
Exercise of stock options	119	311	77
Excess income tax benefits from share-based compensation	335	177	—
Purchase of treasury shares	—	—	(161)
Payment of dividends	(16,067)	(9,665)	(4,315)
Distributions to MarkWest Energy unitholders	(63,916)	(43,500)	(26,081)

Net cash flows provided by (used in) financing activities	170,406	(16,047)	437,098

Net (decrease) increase in cash	(11,149)	27,876	8,124
Cash and cash equivalents at beginning of year	48,844	20,968	12,844

Cash and cash equivalents at end of year	$37,695	$48,844	$20,968

Supplemental disclosures of cash flow information:
Cash paid for interest, net of amounts capitalized	$39,714	$32,241	$22,225

Cash paid for income taxes	$24,317	$2,600	$549

Supplemental schedule of non-cash investing and financing activities:
Accrued property, plant and equipment	$17,302	$10,922	$2,652

Property, plant and equipment asset retirement obligation	$253	$64	$561

Deferred offering costs	$—	$—	$215

Accrued amounts due to Javelina sellers and Starfish	$—	$—	$6,888

Accrued private placement proceeds	$—	$—	$5,000

The accompanying notes are an integral part of these consolidated financial statements.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

        MarkWest Hydrocarbon, Inc. ("MarkWest Hydrocarbon") is an energy company primarily focused on marketing natural gas liquids and increasing shareholder value by growing MarkWest Energy Partners, L.P. ("MarkWest Energy Partners" or the "Partnership"), a consolidated subsidiary and publicly traded master limited partnership. The Partnership is engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest Hydrocarbon also markets natural gas and Natural Gas Liquids ("NGLs"). The MarkWest Hydrocarbon and the Partnership provide services primarily in Appalachia, Michigan, Texas, Oklahoma, Gulf Coast and other areas of the Southwest.

        On February 21, 2008, MarkWest Energy Partners, L.P. consummated the transactions contemplated by its plan of redemption and merger with MarkWest Hydrocarbon and MWEP, L.L.C., a wholly owned subsidiary of the Partnership. A discussion of the merger and its accounting impact on the Company is described in Note 22.

2. Summary of Significant Accounting Policies

  Basis of Presentation

        The accompanying consolidated financial statements include the accounts of MarkWest Hydrocarbon, Inc., MarkWest Energy Partners, L.P. and all of its majority-owned subsidiaries (collectively "the Company") and have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's consolidated financial statements include the accounts of all majority-owned subsidiaries. Equity investments in which the Company exercises significant influence, but does not control and is not the primary beneficiary, are accounted for using the equity method. Intercompany balances and transactions have been eliminated.

        On April 27, 2006, the Company announced that its Board of Directors approved the issuance of one share of common stock for each ten shares of common stock held by common stockholders. The stock was issued on May 23, 2006, to the stockholders of record as of the close of business on May 11, 2006; the ex-dividend date was May 9, 2006. 1,084,647 shares were issued at a fair value of $24.4 million, based upon the last sale price on the record date ($22.50 per share). Cash of $3,200 was paid in lieu of fractional shares, based upon the last sale price on the record date. All common stock accounts and per share data have been retroactively adjusted to give effect to the dividend of the Company's common stock.

        On January 25, 2007, the Board of the General Partner of the Partnership declared the Partnership's two-for-one split of the Partnership's units. The units were issued on February 28, 2007 for holders of record at the close of business on February 22, 2007. The unit split resulted in the issuance of an additional 15,603,257 common units and 600,000 subordinated units. All Partnership specific references to the number of units and per unit net income and distribution amounts included in this report have been adjusted to give the effect to the unit split.

        The Partnership issues common units in various transactions, which results in a dilution of the Company's percentage ownership in the Partnership. The Company accounts for the sale of the Partnership common units in accordance with the Securities and Exchange Commission Staff Accounting Bulletin Number 51, Accounting for Sales of Stock by a Subsidiary ("SAB 51"). SAB 51 allows for the election of an accounting policy of recording such increase or decreases in a parent's investment (SAB 51 gains or losses, respectively) either in income or in equity. The Company adopted

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

a policy of recording such SAB 51 gains or losses directly to additional paid in capital. Due to the preference nature of the Partnership's common units, the Company was precluded from recording SAB 51 gains or losses until the subordinated units converted to common units.

        On August 15, 2007, the Partnership converted its remaining 1.2 million subordinated units to common units, in accordance with the provisions of the amended and restated partnership agreement. As a result, the Company recorded a $52.3 million SAB 51 gain to additional paid in capital, a decrease in non-controlling interest in consolidated subsidiary of $83.8 million and an increase to deferred tax liability of $31.5 million associated with gains from sales of common units by the Partnership in conjunction with, and subsequent to, the Partnership's May 24, 2002 initial public offering. The changes to the Company's balance sheet resulting from the subordinated unit conversion had no effect on the Company's net income or cash flow and did not result in an increase in the number of limited partner units outstanding.

  Non-Controlling Interest in Consolidated Subsidiary

        The non-controlling interest in consolidated subsidiary on the consolidated balance sheet represents the initial investment by the partners other than MarkWest Hydrocarbon in the Partnership, plus those partners' share of the net income of the Partnership since its initial public offering on May 24, 2002. Non-controlling interest in net income of consolidated subsidiary in the consolidated statement of operations represents those partners' share of the net income of the Partnership.

  Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates affect, among other items, valuing identified intangible assets, determining the fair value of derivative instruments, evaluating impairments of long lived assets, establishing estimated useful lives for long-lived assets, estimating revenues and expense accruals, valuing asset retirement obligations, and in determining liabilities, if any, for legal contingencies.

  Cash and Cash Equivalents

        The Company considers investments in highly liquid financial instruments purchased with an original maturity of 90 days or less to be cash equivalents. Such investments include money market accounts.

  Marketable Securities

        The Company holds short-term equity investments classified as trading securities. Realized and unrealized gains and losses on trading securities are included in earnings. Dividend and interest income are recognized when earned.

        Marketable securities classified as available-for-sale are stated at market value, based on the closing price of the securities at the balance sheet date. Accordingly, unrealized gains and losses are reflected in other comprehensive income, net of applicable income taxes. For losses that are other than

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

temporary, the cost basis of the securities is written down to fair value, and the amount of the write down is reflected in the statement of operations. The Company utilizes a first-in first-out cost basis to compute realized gains and losses. Realized gains and losses, dividends, interest income, and the amortization of discounts and premiums are reflected in the statement of operations. Purchases and sales of securities are recognized on a trade-date basis.

  Inventories

        Inventories are valued at the lower of weighted average cost or market. Inventories consisting primarily of crude oil and unprocessed natural gas are valued based on the cost of the raw material. Processed natural gas inventories include material, labor and overhead. Shipping and handling costs are included in operating expenses.

  Property, Plant and Equipment

        Property, plant and equipment are recorded at cost. Expenditures that extend the useful lives of assets are capitalized. Repairs, maintenance and renewals that do not extend the useful lives of the assets are expensed as incurred. Interest costs for the construction or development of long-term assets are capitalized and amortized over the related asset's estimated useful life. Leasehold improvements are depreciated over the shorter of the useful life or lease term. Depreciation is provided principally on the straight-line method over the following estimated useful lives:

Asset Class	Range of Estimated Useful Lives
Buildings	20 - 25 years
Gas gathering facilities	20 - 25 years
Gas processing plants	20 - 25 years
Fractionation and storage facilities	20 - 25 years
Natural gas pipelines	20 - 25 years
Crude oil pipelines	20 - 25 years
NGL transportation facilities	20 - 25 years
Equipment and other	3 - 10 years

        The Company recognizes the fair value of a liability for an asset retirement obligation in the period, in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. The recognition of an asset retirement obligation requires that management make numerous estimates, assumptions and judgments regarding such factors as the estimated probabilities, amounts and timing of settlements; the credit-adjusted risk-free rate to be used; inflation rates, and future advances in technology. In periods subsequent to initial measurement of the liability, the Company must recognize period-to-period changes in the liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows. Over time, the liability is accreted to its future value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. The Company adopted the Financial Accounting Standards Board ("FASB") Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations ("FIN 47"), on January 1, 2005. FIN 47 clarified the accounting for conditional

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

asset retirement obligations under Statement of Financial Accounting Standards ("SFAS") No.143, Accounting for Asset Retirement Obligations ("SFAS 143"). A conditional asset retirement obligation is an unconditional legal obligation to perform an activity in which the timing and / or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for a conditional asset retirement obligation if the amount can be reasonably estimated. Adopting FIN 47 had an immaterial impact on the Company.

  Investment in Starfish

        On March 31, 2005, the Partnership acquired its non-controlling, 50% interest in Starfish Pipeline Company, LLC ("Starfish") for $41.7 million, which is accounted for under the equity method. Differences between the Partnership's investment and its proportionate share of Starfish's reported equity are amortized based upon the respective useful lives of the assets to which the differences relate. The Partnership's share of Starfish's income was $5.3 million for both 2007 and 2006 compared to a loss of $2.2 million in 2005.

        Management's accounting policy requires an evaluation of operating losses, if any, and other factors that may have occurred, that may be indicative of a decrease in value of the investment in Starfish which is other than temporary, and which should be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method. The evaluation determines if an equity method investment should be impaired and that an impairment, if any, is fairly reflected in these financial statements.

        The Partnership believes the equity method is an appropriate means for it to recognize increases or decreases measured by GAAP in the economic resources underlying the investments. Regular evaluation of these investments is appropriate to evaluate any potential need for impairment. It uses the following types of evidence of a loss in value to identify a loss in value of an investment that is other than a temporary decline. Examples of a loss in value may be identified by:

  •
  An inability to recover the carrying amount of the investment;

  •
  A current fair value of an investment that is less than its carrying amount; and

  •
  Other operational criteria that cause management to believe the investment may be worth less than otherwise accounted for by using the equity method.

  Intangible Assets

        The Company's intangible assets are comprised of customer contracts and relationships acquired in business combinations, recorded under the purchase method of accounting at their estimated fair values at the date of acquisition. Using relevant information and assumptions, management determines the fair value of acquired identifiable intangible assets. Fair value is generally calculated as the present value of estimated future cash flows using a risk-adjusted discount rate. The key assumptions include contract renewals, economic incentives to retain customers, historical volumes, current and future capacity of the gathering system, pricing volatility, and the discount rate. Amortization of intangibles with definite lives is calculated using the straight-line method over the estimated useful life of the intangible asset. The estimated economic life is determined by assessing the life of the assets to which the contracts and relationships relate, likelihood of renewals, the projected reserves, competitive factors, regulatory or legal provisions, and maintenance and renewal costs.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Impairment of Long-Lived Assets

        The Company evaluates its long-lived assets, including intangibles, for impairment when events or changes in circumstances warrant such a review. A long-lived asset group is considered impaired when the estimated undiscounted cash flows from such asset group are less than the asset group's carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset group. Fair value is determined primarily using estimated discounted cash flows. Management considers the volume of reserves behind the asset and future NGL product and natural gas prices to estimate cash flows. The amount of additional reserves developed by future drilling activity depends, in part, on expected natural gas prices. Projections of reserves, drilling activity and future commodity prices are inherently subjective and contingent upon a number of variable factors, many of which are difficult to forecast. Any significant variance in any of these assumptions or factors could materially affect future cash flows, which could result in the impairment of an asset.

        For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value, less the cost to sell, to determine if impairment is required. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change.

  Deferred Financing Costs

        Deferred financing costs, included in Other assets in the accompanying Consolidated Balance Sheets, are amortized over the estimated lives of the related obligations or, in certain circumstances, accelerated if the obligation is refinanced, using the straight line method which approximates the effective interest method.

  Deferred Contract Costs

        The Company entered into a series of agreements with a gas producer in September 2004, under which the Company processes natural gas under modified keep-whole arrangements. In connection with these agreements, the Company paid $3.3 million of consideration to the producer in connection with these non-separable contracts, which are being amortized as additional cost of the gas purchased over the term of the contracts, October 1, 2004 through February 9, 2015. Amortization related to these contracts for the years ended December 31, 2007, 2006 and 2005 was $0.3 million for each year.

  Deferred income

        Deferred income represents prepayments received in revenue generating contracts. In certain cases, the Company received prepayments under fixed fee contracts to deliver NGLs at a future date. Deferred income is recognized as revenue upon delivery of the product. In other cases, the Company received prepayments related to the construction of gathering facilities to transport the producer's gas from certain delivery points. Deferred income is generally recognized into revenue over the term of the gathering contract. Deferred income is reported in Accrued liabilities and Other long-term liabilities in the accompanying Consolidated Balance Sheets.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Derivative Instruments

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, ("SFAS 133"), established accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair value and included in the consolidated balance sheet as assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception.

        To the extent derivative instruments designated as cash flow hedges are effective, changes in fair value are recognized in other comprehensive income until the underlying hedged item is recognized in earnings. Effectiveness is evaluated by the derivative instrument's ability to offset changes in fair value or cash flows of the underlying hedged item. Any change in the fair value resulting from ineffectiveness is recognized immediately in earnings. Changes in the fair value of derivative instruments designated as fair value hedges, as well as the changes in the fair value of the underlying hedged item, are recognized currently in earnings. Any differences between the changes in the fair values of the hedged item and the derivative instrument represent gains or losses from ineffectiveness. During 2007 and 2006, the Company did not designate any cash flow or fair value hedges.

        In the course of normal operations, the Company routinely enters into contracts such as forward physical contracts for the purchase and sale of natural gas, propane, and other NGLs, that under SFAS 133, qualify for and are designated as a normal purchase and sales contracts. Such contracts are exempted from the fair value accounting requirements of SFAS 133 and are accounted for using accrual accounting.

        All derivative instruments other than those designated as cash flow hedges, fair value hedges or normal purchase or sale are marked to market through revenue, purchased product costs, or facility expenses, the same account as the item hedged. Changes in risk management activities are reported in cash flow from operating activities on the Consolidated Statement of Cash Flows.

        For contracts that are not designated as normal purchase and sales contracts, the change in market value of the contracts is recorded as a component of revenue or purchase product costs. The following table summarizes the Company's handling of derivative instruments as presented in the accompanying Consolidated Statements of Operations:

Transaction Type	Realized gain (loss)	Unrealized gain (loss)
Sales:
Fixed Physical Forwards	Revenue	Derivative gain (loss)
All other derivative instruments	Derivative gain (loss)	Derivative gain (loss)
Purchases:
Fixed Physical Forwards	Purchase product costs	Purchase product costs
All other derivative instruments	Purchase product costs	Purchase product costs

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Treasury Stock

        Treasury stock purchases are accounted for under the cost method, whereby the entire cost of the acquired stock is recorded as treasury stock. Treasury stock reissued is relieved on a weighted average cost basis.

  Fair Value of Financial Instruments

        Management believes the carrying amount of financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses approximates fair value because of the short-term maturity of these instruments. Management believes the carrying value of MarkWest Hydrocarbon's Credit Facility and the Partnership's Credit Facility approximates fair value due to their variable interest rates. The estimated fair value of the Senior Notes was approximately $490.7 million and $499.8 million at December 31, 2007 and 2006, respectively, based on quoted market prices, (see Note 12). Derivative instruments are recorded at fair value, based on available market information (see Note 13).

  Revenue Recognition

        The Company generates the majority of its revenues from natural gas gathering, processing and transmission; NGL transportation, fractionation and storage; and crude oil gathering and transportation. It enters into variety of contract types. In many cases, the Partnership provides services under contracts that contain a combination of more than one of the arrangements described below. The Partnership provides services under the following different types of arrangements (all of which constitute midstream energy operations):

  •
  Fee-based arrangements—Under fee-based arrangements, the Partnership receives a fee or fees for one or more of the following services: gathering, processing and transmission of natural gas; transportation, fractionation and storage of NGLs; and gathering and transportation of crude oil. The revenue the Partnership earns from these arrangements is directly related to the volume of natural gas, NGLs or crude oil that flows through the Partnership's systems and facilities and is not directly dependent on commodity prices.

  •
  Percent-of-proceeds arrangements—Under percent-of-proceeds arrangements, the Partnership gathers and processes natural gas on behalf of producers, sells the resulting residue gas, condensate and NGLs at market prices and remits to producers an agreed-upon percentage of the proceeds based on an index price. In other cases, instead of remitting cash payments to the producer, the Partnership will deliver an agreed-upon percentage of the residue gas and NGLs to the producer and sell the volumes the Partnership keeps to third parties at market prices.

  •
  Percent-of-index arrangements—Under percent-of-index arrangements, the Partnership will purchase natural gas at either (1) a percentage discount to a specified index price, (2) a specified index price less a fixed amount or (3) a percentage discount to a specified index price less an additional fixed amount. The Partnership will then gather and deliver the natural gas to pipelines where the Partnership will resell the natural gas at the index price, or at a different percentage discount to the index price.

  •
  Keep-whole arrangements—Under keep-whole arrangements, the Partnership gathers natural gas from the producer, processes the natural gas and sells the resulting condensate and NGLs to

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

    third parties at market prices. Because the extraction of the condensate and NGLs from the natural gas during processing reduces the Btu content of the natural gas, the Partnership must either purchase natural gas at market prices for return to producers or make cash payment to the producers equal to the energy content of this natural gas.

  •
  Settlement margin—Typically, the Partnership is allowed to retain a fixed percentage of the volume gathered to cover the compression fuel charges and deemed-line losses. To the extent the Partnership's gathering systems are operated more efficiently than specified per contract allowance, the Partnership is entitled to retain the difference for its own account.

        In many cases, the Partnership provides services under contracts that contain a combination of more than one of the arrangements described above. The terms of the Partnership's contracts vary based on gas quality conditions, the competitive environment when the contracts are signed and customer requirements. Under all of the arrangements, revenue is recognized at the time the product is delivered and title is transferred. It is upon delivery and title transfer that the Partnership meets all four revenue recognition criteria, and it is at such time that the Partnership recognizes revenue.

        The Company's assessment of each of the four revenue recognition criteria as they relate to its revenue producing activities is as follows:

  •
  Persuasive evidence of an arrangement exists. The Company's customary practice is to enter into a written contract, executed by both the customer and the Company.

  •
  Delivery. Delivery is deemed to have occurred at the time the product is delivered and title is transferred, or in the case of fee-based arrangements, when the services are rendered. To the extent the Company retains its equity liquids as inventory, delivery occurs when the inventory is subsequently sold and title is transferred to the third party purchaser.

  •
  The fee is fixed or determinable. The Company negotiates the fee for its services at the outset of its fee-based arrangements. In these arrangements, the fees are nonrefundable. The fees are generally due within ten days of delivery or services rendered. For other arrangements, the amount of revenue is determinable when the sale of the applicable product has been completed upon delivery and transfer of tile. Proceeds from the sale of products are generally due in ten days.

  •
  Collectibility is reasonably assured. Collectibility is evaluated on a customer-by-customer basis. New and existing customers are subject to a credit review process, which evaluates the customers' financial position (e.g. cash position and credit rating) and their ability to pay. If collectibility is not considered reasonably assured at the outset of an arrangement in accordance with the Company's credit review process, revenue is recognized when the fee is collected.

        The Company enters into revenue arrangements where it sells customer's gas and/or NGLs and depending on the nature of the arrangement acts as the principal or agent. Revenue from such sales is recognized gross where the Company acts as the Principal, under Emerging Issues Task Force No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, as the Company takes title to the gas and/or NGLs, has physical inventory risk and does not earn a fixed amount. Revenue is recognized net when the Company earns a fixed amount and does not take ownership of the gas and/or NGLs.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        Gas volumes received may be different from gas volumes delivered, resulting in gas imbalances. The Company records a receivable or payable for such imbalances based upon the contractual terms of the purchase agreements. The Company had an imbalance payable of $0.9 million at December 31, 2007 and 2006, recorded in Accrued liabilities in the accompanying Consolidated Balance Sheets. The Company had an imbalance receivable of $1.7 million and $2.7 million at December 31, 2007 and 2006, respectively, recorded in Other receivables in the accompanying Consolidated Balance Sheets. Revenues for the transportation of crude are based upon regulated tariff rates and the related transportation volumes and are recognized when delivery of crude is made to the purchaser or other common carrier pipeline. As described above, changes in the fair value of commodity derivative instruments are recognized currently in revenue.

  Revenue and Expense Accruals

        The Company routinely makes accruals based on estimates for both revenues and expenses due to the timing of compiling billing information, receiving certain third party information and reconciling the Company's records with those of third parties. The delayed information from third parties includes, among other things, actual volumes purchased, transported or sold, adjustments to inventory and invoices for purchases, actual natural gas and NGL deliveries and other operating expenses. The Company makes accruals to reflect estimates for these items based on the Company's internal records and information from third parties. Most of the estimated accruals are reversed in the following month when actual information is received from third parties and the Company's internal records have been reconciled.

  Stock and Incentive Compensation Plans

        The Company adopted the SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), on January 1, 2006, using the modified prospective method. Prior to adopting SFAS 123R, the Company elected to measure compensation expense for equity-based employee compensation plans as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

        Under SFAS 123R, compensation expense is based on the fair value of the award. SFAS 123R classifies stock-based compensation as either equity or liability awards. The fair value on the date of grant for an award classified as equity is recognized over the requisite service period, with a corresponding credit to equity (generally, paid-in capital). The requisite service period is the period during which an individual is required to provide a service in exchange for the award. The requisite service period is estimated based on an analysis of the terms of the share-based payment award. Compensation expense for a liability award is based on the award's fair value, remeasured at each reporting date until the date of settlement. Additionally, compensation expense is reduced for an estimate of expected award forfeitures.

  MarkWest Hydrocarbon

        Stock Options.    Historically, stock options were issued under the Company's 1996 Stock Incentive Plan and 1996 Non-employee Director Stock Option Plan, (together the "1996 Plans"). In June 2006 shareholders approved the 2006 Stock Incentive Plan (the "2006 Plan") to replace the 1996 Plans. Under SFAS 123R, the Company's stock options are categorized as equity awards. Compensation expense for stock options is measured based on the grant date fair value and is amortized into earnings

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

over the service period as the options vest. While it was determined in 2005 that the Company does not intend to issue stock options in the future, they are available for issuance under the 2006 Plan. On December 1, 2006 a board resolution provided for the accelerated vesting of 14,950 unvested stock option grants. Consequently, as of December 31, 2006 the Company had no remaining unvested options or any unrecognized compensation expense pertaining to options.

        Restricted Stock.    The Company issued restricted stock under the 1996 Plans until the adoption of the 2006 Plan at which point all new shares are, and will be, issued pursuant to the rules of the 2006 Plan. Under SFAS 123R, the Company's restricted stock qualifies as an equity award. Accordingly, it is measured at the grant date fair value and the associated compensation expense is recognized over the requisite service period. The restricted stock vests equally over a three year period.

        Participation Plan.    The Company has also entered into arrangements with certain directors and employees of the Company referred to as the Participation Plan. Under this plan, the Company sells subordinated units of the Partnership or interests in the Partnership's general partner, under a purchase and sale agreement. Both the subordinated unit and general partner interest transactions are considered compensatory arrangements due to the put-and-call provisions and the associated valuation being based on a formula instead of an independent third party valuation. The subordinated units convert to common units after a holding period. Historically, the Company has settled the subordinated units for cash when individuals leave the Company. The general partner interests have no definite term, but historically have been settled for cash when the employee leaves the Company. Under SFAS 123R, the subordinated units and general partner interests are classified as liability awards. As a result, the Company is required to mark to market the subordinated unit and general partner interest valuations at the end of each period. The liability for this plan is included in Other long-term liabilities in the accompanying Consolidated Balance Sheets.

        Under Topic 1-B of the codification of the Staff Accounting Bulletins, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity, some portion of compensation expense related to services provided by MarkWest Hydrocarbon's employees and directors recognized under the Participation Plan should be allocated to the Partnership. The allocation is based on the percent of time each employee devotes to the Company. Compensation attributable to interests sold to individuals who serve on both the board of MarkWest Hydrocarbon and the Board of Directors of the Partnership's General Partner is allocated equally.

  MarkWest Energy Partners

        Restricted Units.    The Partnership issues restricted units under the MarkWest Energy Partners, L.P. Long-Term Incentive Plan. A restricted unit is a "phantom" unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, at the discretion of the Compensation Committee, cash equivalent to the value of a common unit. The restricted units are treated as liability awards under SFAS 123R and were treated as variable awards. As a result, the Partnership is required to mark to market the awards at the end of each reporting period. Compensation expense is measured for the phantom unit grants using the market price of MarkWest Energy Partners' common units on the date the restricted units were granted. The fair value of the units awarded is amortized into earnings over the period of service, adjusted quarterly for the change in the fair value of the unvested units granted. The phantom units vest equally over a three year period.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        Vesting was accelerated for certain employees, if specified performance measures were met. The accelerated vesting criteria provisions were based on annualized distribution goals. If the Partnership's distributions were at or above the goal for a certain number of consecutive quarters, vesting of the employee's phantom units was accelerated. The general partner of the Partnership may also elect to accelerate the vesting of outstanding awards, which results in an immediate charge to operations for the unamortized portion of the award.

        To satisfy common unit awards, the Partnership will issue new common units, acquire common units in the open market, or use common units already owned by the general partner.

  Pro Formas

        Had compensation cost for the Company's stock-based and unit-based compensation plans been determined based on the fair value at the grant dates under those plans consistent with the method prescribed by SFAS 123R for the fiscal year ended December 31, 2005, the Company's net loss and earnings per share would have been adjusted to the pro forma amounts listed below (in thousands, except per share data):

Year ended December 31,
2005
Net loss, as reported	$(6,802)
Add: compensation expense included in reported net income, net of related tax effect	6,341
Deduct: total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effect	(5,215)

Pro forma loss	$(5,676)

Net loss per share:
Basic:
As reported	$(0.57)
Pro forma	$(0.48)
Diluted:
As reported	$(0.57)
Pro forma	$(0.48)

  Income Taxes

        The Company accounts for income taxes under the asset and liability method pursuant to SFAS No. 109, Accounting for Income Taxes ("SFAS 109"). Under SFAS 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of any tax rate change on deferred taxes is recognized in the period that includes the enactment date of the tax rate change. Realizability of deferred tax assets is assessed

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

and, if not more likely than not, a valuation allowance is recorded to write down the deferred tax assets to their net realizable value.

        The Company adopted the FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS 109. Specifically, the pronouncement prescribes a "more likely than not" recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. For the impact of FIN 48 on the Company's financial position or results of operations, see Note 15. The Company recognizes interest and penalties related to uncertain tax positions in Interest expense and Selling, general and administrative expenses in the accompanying Consolidated Statements of Operations, respectively. The FIN 48 accrual, accrued interest, and accrued penalties are included in Other long term liabilities in the accompanying Consolidated Balance Sheets. As a result of the implementation of FIN 48, the Company recognized a liability of $0.4 million for unrecognized income tax benefits in the first quarter of 2007, none of which would affect the Company's effective tax rate if recognized. Included in the unrecognized income tax benefit is a $0.1 million reduction of retained earnings. As of the date of adoption, the Company has approximately $0.1 million of accrued interest and penalties related to uncertain tax positions.

        On July 12, 2007, the State of Michigan enacted changes in its taxation scheme. As a result, the Company made the necessary adjustments to its deferred tax assets (and liabilities) in the form of a charge (or benefit) to income, as part of its income tax provision in the third quarter of 2007. Michigan's new tax law replaces the single business tax with a two-prong tax. The two prongs comprise a tax at the rate of 0.8% of a taxpayer's modified gross receipts and a tax at the rate of 4.95% of the taxpayer's business income. The new tax takes effect on January 1, 2008 and applies to all business activity occurring after December 31, 2007. The current single business tax will remain in effect through December 31, 2007. Adopted on September 30, 2007, and effective January 1, 2008, Michigan House Bill 5104 creates a deduction from a taxpayer's pre-apportioned business income tax base equal to the total book-tax difference triggered by the enactment of the Michigan business tax that results in a net deferred tax liability. The net impact to the Partnership was a $0.2 million charge to income, with the Company recording its proportionate share of less than $0.1 million.

  Comprehensive Income (Loss)

        Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss), which includes unrealized gains and losses on commodity or interest rate derivative financial instruments accounted for as hedges and unrealized gains or losses on marketable securities accounted for as available for sale.

  Earnings (Loss) Per Share

        Basic and diluted income (loss) per common share is computed in accordance with SFAS 128, Earnings per Share. Basic income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding. For the years ended December 31, 2007, and 2005, there is no difference between basic

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

and diluted income (loss) per share since potential common shares from the exercises of stock options are anti-dilutive and are, therefore, excluded from the calculation of income (loss) per share.

        The following table shows the computation of basic and diluted earnings per share and the weighted-average shares used to compute diluted net income per share (in thousands, except per share data):

	Year ended December 31,
	2007(1)	2006	2005(1)
Net (loss) income	$(39,359)	$9,537	$(6,802)

Weighted average common shares outstanding during the period	11,996	11,939	11,864
Effect of dilutive instruments	—	94	—

Weighted average common shares outstanding during the period including the effects of dilutive instruments	11,996	12,033	11,864

Net (loss) income per share:
Basic	$(3.28)	$0.80	$(0.57)

Diluted	$(3.28)	$0.79	$(0.57)

(1)
The weighted average of outstanding options for the year ended December 31, 2007, and 2005 were 58,425 and 115,054, respectively. Due to the Company's net loss, options to purchase shares were excluded from the calculation of diluted shares because the common shares were anti-dilutive.

  Recent Accounting Pronouncements

        In September 2006 the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 is effective for the Company's financial statements as of January 1, 2008. On February 6, 2008 the FASB, approved the partial deferral of SFAS 157 for non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a reoccurring basis (at least annually) until fiscal years beginning after November 15, 2008. The Company has elected to defer recognition of items including:

  •
  Nonfinancial assets and liabilities initially measured at fair value in a business combination.

  •
  Reporting units measured at fair value in the first and second steps of a goodwill impairment test as described in paragraphs 19 to 21 of SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142").

  •
  Indefinite lived intangible assets measured at fair value for impairment assessment under SFAS 142.

  •
  Long-lived assets measured as fair value for impairment assessment under SFAS No. 144, Accounting for Impairment or Disposal of Long Lived Assets.

  •
  Asset retirement obligations initially measured at fair value under SFAS 143.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  •
  Liabilities for exit or disposal activities initially measured at fair value under SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

The provisions of SFAS 157 are expected to have a $1.1 million decrease to fair value of derivative instruments liability and an increase of $4 million to deferred tax assets and a corresponding decrease to retained earnings of $.7 million.

        In February 2007 the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"), which permits an entity to measure certain financial assets and financial liabilities at fair value. The statement's objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the instrument in its entirety. The fair value option election is irrevocable, unless a new election date occurs. SFAS 159 establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity's election on its earnings, but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. SFAS 159 is effective for the Company as of January 1, 2008. The provisions of SFAS 159 will not have an impact on the Company's financial statements.

        In December 2007 the FASB issued SFAS No. 141 (revised 2007), Business Combinations ("SFAS 141R"). This statement replaces SFAS 141, Business Combinations. The statement provides for how the acquirer recognizes and measures the identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree. SFAS 141R provides for how the acquirer recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. The statement determines what information to disclose to enable users to be able to evaluate the nature and financial effects of the business combination. The provisions of SFAS 141R are effective for the Company as of January 1, 2009 and do not allow early adoption. The Company is currently evaluating the impact of adopting this statement.

        In December 2007 the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 ("SFAS 160"). This statement provides that noncontrolling interests in subsidiaries held by parties other than the parent be identified, labeled and presented in the statement of financial position within equity, but separate from the parent's equity. SFAS 160 states that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified on the consolidated statement of income. The statement provides for consistency regarding changes in parent ownership including when a subsidiary is deconsolidated. Any retained noncontrolling equity investment in the former subsidiary will be initially measured at fair value. The provisions of SFAS 160 are effective for the Company as of January 1, 2009 and do not allow early adoption. The Company is currently evaluating the impact of adopting the statement.

3. Acquisitions by MarkWest Energy Partners

        During 2006 and 2005, the Partnership completed the following acquisitions. Each acquisition was accounted for under the purchase method. The assets acquired and liabilities assumed were recorded at

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions by MarkWest Energy Partners (Continued)

the estimated fair market values as of the acquisition date. The preliminary allocation of assets and liabilities may be adjusted to reflect the final determined amounts during a short period of time following the acquisition. The results of operations from these acquisitions are included in the Company's consolidated financial statements from the acquisition date.

  Santa Fe Gathering Acquisition

        On December 29, 2006, the Partnership purchased 100% of the ownership interest in Santa Fe Gathering, L.L.C for $15.0 million, subject to working capital adjustments. The gathering system is located in Roger Mills and Beckham Counties, Oklahoma. The Grimes system was constructed in May 2005 to gather from growing production fields.

  Javelina Acquisition

        On November 1, 2005, the Partnership acquired equity interests in Javelina Company, Javelina Pipeline Company and Javelina Land Company, L.L.C., which were 40%, 40% and 20%, respectively, owned by subsidiaries of El Paso Corporation, Kerr-McGee Corporation and Valero Energy Corporation. The Partnership paid consideration of $357.0 million, plus $41.8 million for net working capital that included approximately $35.5 million in cash. The Corpus Christi, Texas, gas processing facility treats and processes off-gas from six local refineries, two of which are owned by Valero Energy Corporation, two by Koch Industries, Inc. and two by Citgo Petroleum Corporation. The Partnership and the seller negotiated a final settlement of the acquired working capital of $41.8 million, and the final payment of $5.9 million was paid to the sellers in May of 2006 and included in the final purchase price allocation, which was completed in the second quarter of 2006.

        The following table summarizes the costs and allocations of the above acquisitions (in thousands):

	2006	2005
	Santa Fe	Javelina
Acquisition costs:
Cash consideration	$14,941	$396,836
Direct acquisition costs	29	2,009

Totals	$14,970	$398,845

Allocation of acquisition costs:
Current assets	$331	$111,679
Customer contracts	11,959	194,650
Property, plant and equipment	3,087	162,859
Inventory	11	—
Liabilities assumed	(418)	(70,343)

Totals	$14,970	$398,845

  Starfish Joint Venture

        On March 31, 2005, the Partnership paid $41.7 million to an affiliate of Enterprise Products Partners L.P. for a 50% non-operating membership interest in Starfish Pipeline Company, LLC. Starfish

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions by MarkWest Energy Partners (Continued)

is a joint venture with Enbridge Offshore Pipelines LLC, which the Partnership accounts for using the equity method. Starfish owns the Federal Energy Regulatory Commission ("FERC") regulated Stingray natural gas pipeline, and the unregulated Triton natural gas gathering system and West Cameron dehydration facility. All are located in the Gulf of Mexico and southwestern Louisiana.

  Pro Forma Results of Operations

        The following table reflects the pro forma consolidated results of operations for the year ended December 31, 2005, as though the Javelina and Starfish acquisitions had occurred on January 1, 2005. The unaudited pro forma results of operations for the Santa Fe acquisition has not been presented, as the acquisition is not considered significant. The results have been prepared for comparative purposes only and may not be indicative of future results. All earnings per share information have been updated to reflect the May 2006 stock dividend.

	Year ended December 31,
	2005
	As Reported	Pro Forma
	(in thousands, except per share data)
Revenue	$756,183	$1,012,047
Net loss	(6,802)	(17,229)
Net loss per share:
Basic	$(0.57)	$(1.45)
Diluted	$(0.57)	$(1.45)
Weighted average number of outstanding shares of common stock:
Basic	11,864	11,864
Diluted	11,864	11,864

4. Marketable securities

        The following are the components of marketable securities (in thousands):

	Cost Basis	Net Unrealized Gains (Losses)	Fair Value
December 31, 2007
Equity Securities:
Trading Securities	$3,698	$(24)	$3,674
Available for Sale Securities	4,988	1,486	6,474

	$8,686	$1,462	$10,148

	Cost Basis	Net Unrealized Gains (losses)	Fair Value
December 31, 2006
Equity securities:
Available for Sale Securities	$5,942	$1,771	$7,713

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Marketable securities (Continued)

        For the year ended December 31, 2007 and 2006, the Company recognized a net unrealized loss on marketable securities of $0.2 million and net unrealized gain of $0.7 million, respectively, net of the related tax benefit of $0.1 million and tax expense of $0.5 million, respectively. These losses and gains are shown as a component of other comprehensive income for 2007 and 2006.

5. Significant Customers and Concentration of Credit Risk

        For the year ended December 31, 2007, revenues from two customers totaling $280.5 million, represented 40.9% of consolidated revenues. Sales to these customers are made primarily from the MarkWest Energy Partners segment. As of December 31, 2007 and 2006, the Partnership had $15.9 million of accounts receivable from these customers.

        For the year ended December 31, 2006 and 2005, no single customer was significant to consolidated revenues.

6. Receivables and Other Current Assets

        Receivables consist of the following (in thousands):

	December 31,
	2007	2006
Trade, net	$121,099	$81,908
Other	9,778	19,208

Total Receivables	$130,877	$101,116

        Other current assets consist of the following (in thousands):

	December 31,
	2007	2006
Margin deposits (see Note 13)	$40,260	$7,761
Prepaid fuel	1,605	3,017
Risk management premiums	—	1,009
Income tax receivable	3,212	2,372
Merger finance costs	857	—
Prepaid merger costs	3,914	—
Prepaid other	1,330	1,105

Total other current assets	$51,178	$15,264

  Prepaid merger costs

        The Company deferred costs related to the merger between the Company and the Partnership that will be accounted for in accordance with SFAS 141, and related interpretations. The merger is considered a downstream merger whereby the Company is viewed as the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal purposes. As such, merger related costs incurred by the Company will be included as part of its purchase price allocation.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Properties, plant and equipment

        Property, plant and equipment consist of the following (in thousands):

	December 31,
	2007	2006
Gas gathering facilities	$596,627	$289,586
Gas processing plants	213,487	217,080
Fractionation and storage facilities	24,266	23,470
Natural gas pipelines	42,347	42,361
Crude oil pipelines	19,113	19,114
NGL transportation facilities	4,676	5,326
Furniture, office equipment and other	2,672	2,641
Land, building and other equipment	21,428	20,705
Construction in progress	51,553	42,323

Property, plant and equipment	976,169	662,606
Less: Accumulated depreciation	(145,360)	(108,271)

Total property, plant and equipment, net	$830,809	$554,335

        The Company capitalizes interest on major projects during construction. For the years ended December 31, 2007, 2006, and 2005, the Company capitalized interest of $3.3 million, $0.9 million and $2.1 million, respectively.

8. Impairments of Long-Lived Assets

        The Company's policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets when certain events have taken place that indicate that the remaining balance may not be recoverable. The Partnership evaluates the carrying value of its property and equipment on at least a segment level and at lower levels where cash flows for specific assets can be identified.

        The analysis determined that a system located in the Partnership's Other Southwest segment had future estimated cash inflows estimated to be near zero because the system was shut-in for a year, and as such the carrying amounts of the assets exceeded the estimated undiscounted cash flows. It was determined that an impairment of the system had occurred. Fair value of the long-lived assets was determined based on Management's opinion that the idle assets had no economic value. Therefore, an impairment of long-lived assets of $0.4 million was recognized during the year ended December 31, 2007.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Intangible assets

        The Company's intangible assets at December 31, 2007 and 2006 are comprised of customer contracts and relationships, as follows (in thousands):

	December 31, 2007			December 31, 2006
Description	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net	Useful Life
East Texas	$165,379	$(28,252)	$137,127	$165,379	$(19,984)	$145,395	20 years
Javelina	195,137	(16,903)	178,234	195,137	(9,096)	186,041	25 years
Oklahoma	11,959	(598)	11,361	12,630	—	12,630	20 years

Total:	$372,475	$(45,753)	$326,722	$373,146	$(29,080)	$344,066

        Amortization expense related to intangible assets was $16.7 million, $16.0 million and $9.7 million for the years ended December 31, 2007, 2006 and 2005, respectively.

        Estimated future amortization expense related to the intangible assets at December 31, 2007, is as follows (in thousands):

Year ending December 31:
2008	$16,672
2009	16,672
2010	16,672
2011	16,672
2012	16,672
Thereafter	243,362

$326,722

10. Accrued liabilities

        Accrued liabilities consist of the following (in thousands):

	December 31,
	2007	2006
Product and operations	$23,608	$14,990
Professional services	1,166	1,689
Taxes (other than income)	4,213	3,284
Interest	13,456	13,936
Accrued property, plant and equipment	17,302	10,922
Deferred income	1,539	375
Bonus and profit sharing, severance and vacation accruals	4,915	4,629
Phantom unit accrual	2,807	2,007
Deferred lease obligation	2,235	2,344
Accrued derivative settlements	7,642	—
Other	986	1,032

Total accrued liabilities	$79,869	$55,208

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Asset retirement obligation

        The Company's assets subject to asset retirement obligations are primarily certain gas-gathering pipelines and processing facilities, a crude oil pipeline and other related pipeline assets. The Company also has land leases that require the Company to return the land to its original condition upon the termination of the lease. In connection with the adoption of SFAS 143, the Company reviewed current laws and regulations governing obligations for asset retirements and leases, as well as the Company's leases and other agreements.

        The following is a reconciliation of the changes in the asset retirement obligation from January 1, 2006, to December 31, 2007 (in thousands):

	Year ended December 31,
	2007	2006
Beginning asset retirement obligation	$1,268	$1,102
Liabilities incurred	109	64
Revisions in estimated cash flows	144	—
Accretion expense	114	102

Ending asset retirement obligation	$1,635	$1,268

        At December 31, 2007, 2006 and 2005, there were no assets legally restricted for purposes of settling asset retirement obligations. The asset retirement obligation liability has been recorded as Other long-term liabilities in the accompanying Consolidated Balance Sheets.

12. Debt

        Debt is summarized below (in thousands):

	December 31,
	2007	2006
Partnership Credit Facility
Revolver facility, 7.09% and 8.75% interest, respectively, due December 2010	$55,500	$30,000
Partnership Senior Notes
Senior Notes, 6.875% interest, due November 2014	225,000	225,000
Senior Notes, 8.5% interest, net of original issue discount of $2,805 and 3,135, respectively due July 2016	272,195	271,865

Total long-term debt	$552,695	$526,865

  MarkWest Hydrocarbon

  Credit Facility (August 2006 to Present)

        On August 18, 2006, the Company entered into the second amended and restated credit agreement ("Company Credit Facility") which provides a maximum lending limit of $55.0 million, increased from $25.0 million; and extends the term from one to three years. The Company Credit Facility includes a $40.0 million Revolving Facility and a $15.0 million Unit Acquisition Facility. The $15.0 million Unit

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Debt (Continued)

Acquisition Facility may be used to finance the acquisition of MarkWest Energy Partners common or subordinated units. As of December 31, 2007 and 2006, the Company had no borrowings under the Company Credit Facility.

        The Company Credit Facility bears interest at a variable interest rate, plus basis points. The variable interest rate typically is based on the London Inter Bank Offering Rate ("LIBOR"); however, in certain borrowing circumstances the rate would be based on the higher of a) the Federal Funds Rate plus 0.5-1%, and b) a rate set by the Facility's administrative agent, based on the U.S. prime rate. The basis points correspond to the ratio of the Revolver Facility Usage to the Borrowing Base, ranging from 0.50% to 1.75% for Base Rate loans, and 1.50% to 2.75% for Eurodollar Rate loans. The Company pays a quarterly commitment fee on the unused portion of the credit facility at an annual rate ranging from 37.5 to 50.0 basis points. Borrowings under the Company Credit Facility would incur an 8.75% interest rate.

        Under the provisions of the Company Credit Facility, the Company is subject to a number of restrictions on its business, including its ability to grant liens on assets; make or own certain investments; enter into any swap contracts other than in the ordinary course of business; merge, consolidate or sell assets; incur indebtedness (other than subordinated indebtedness); make distributions on equity investments; declare or make, directly or indirectly, any restricted distributions.

        The credit facility also contains covenants requiring the Company to maintain:

  •
  a leverage ratio (as defined in the credit agreement) of not greater than 4.0 to 1.0, or up to 5.5 to 1.0, in certain circumstances;

  •
  a minimum net worth of a) $30.0 million plus, b) 50% of consolidated net income (if positive) earned on or after July 1, 2006, plus, c) 100% of net proceeds of all equity issued by the Company subsequent to August 18, 2006; and

  •
  a minimum collateral coverage ratio of not more than 2.0 to 1.0 as of the date of any determination.

        On February 16, 2007, the Company entered into the first amendment to the second amended and restated credit agreement. The Term of the Agreement was extended by one year, to August 20, 2010. Additionally, provisions were added for a Non-Borrowing Base Revolving Credit Facility ("NBB Facility"). The NBB Facility provides for up to $50 million of credit to enable the Company to meet margin requirements associated with its derivative instruments.

        The new agreement also added the following covenant requiring that in the event the NBB Facility loans are drawn the minimum collateral coverage ratio increases to 3.5 to 1.0.

  Credit Facility (January 2006 to August 2006)

        On January 31, 2006, the Company entered into the first amended and restated credit agreement, which provided a maximum lending limit of $25.0 million for a one-year term, and which amended and restated the October 2004 agreement discussed below. On March 23, 2006, the Company amended the First Amended and Restated Credit Agreement to reduce the cash reserve requirement from $13.0 million to $5.0 million through December 31, 2006.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Debt (Continued)

  Credit Facility (October 2004 to January 2006)

        In October 2004 the Company entered into a $25.0 million senior credit facility with a term of one year. The $25.0 million revolving facility had a variable interest rate based on the base rate, which is equal to the higher of a) the Federal Funds Rate plus 1/2 of 1%, and b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate, plus the applicable rate, which is based on a utilization percentage. In October, November and December 2005, the Company entered into the first, second and third amendment to the credit agreement. The first amendment extended the term of the original agreement to November 15, 2005. The second amendment reduced the lending amount from $25.0 million to $16.0 million, of which $6.0 million of availability was committed to a letter of credit, leaving $10.0 million available for revolving loans. The second amendment also extended the term of the revolving credit to December 30, 2005. The third amendment extended the term of the revolving credit to January 31, 2006, and reduced the lending amount from $16.0 million to $13.5 million, of which $6.0 million was committed to a letter of credit.

        Subsequent to year end, the Company Credit Facility was terminated as further discussed in Note 22.

  MarkWest Energy Partners

  2016 Senior Notes

        In July 2006 MarkWest Energy Partners, L.P. and its wholly owned subsidiary, MarkWest Energy Finance Corporation (the "Issuers"), co-issued $200.0 million in aggregate principal amount of 8 1/2% senior notes due 2016 (the "2016 Senior Notes") to qualified institutional buyers. The 2016 Senior Notes will mature on July 15, 2016, and interest is payable on each July 15 and January 15, commencing January 15, 2007. In October 2006 the Partnership offered $75.0 million in additional debt securities under this same indenture. The net proceeds from the private placements were approximately $191.2 million and $74.5 million, respectively, after deducting the initial purchasers' discounts and legal, accounting and other transaction expenses. The Issuers used a portion of the net proceeds from the offerings to repay the term debt under the Partnership Credit Facility (as defined below). Affiliates of several of the initial purchasers, including RBC Capital Markets Corporation, J.P. Morgan Securities Inc., and Wachovia Capital Markets, LLC, are lenders under the Partnership Credit Facility. The Issuers have no assets or operations independent of this debt and their investments in guarantor subsidiaries. Each of the Partnership's existing subsidiaries, other than MarkWest Energy Finance Corporation, has guaranteed the notes jointly and severally and fully and unconditionally. The 2016 Senior Notes are senior unsecured obligations equal in right of payment with all of the Partnership's existing and future senior debt. These notes are senior in right of payment to all of the Partnership's future subordinated debt but effectively junior in right of payment to its secured debt to the extent of the assets securing the debt, including the Partnership's obligations in respect of its Partnership Credit Facility.

        The indenture governing the Partnership's 2016 Senior Notes limits the activity of the Partnership and its restricted subsidiaries. Limitations under the indenture include the ability of the Partnership and its restricted subsidiaries to incur additional indebtedness; declare or pay dividends or distributions, or redeem, repurchase or retire equity interests or subordinated indebtedness; make investments; incur liens; create any consensual limitation on the ability of the Partnership's restricted subsidiaries to pay dividends, make loans or transfer property to the Partnership; engage in transactions with the

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Debt (Continued)

Partnership's affiliates; sell assets, including equity interests of the Partnership's subsidiaries; make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any subordinated obligation or guarantor subordination obligation (except principal and interest at maturity); and consolidate, merge or transfer assets. Subject to compliance with certain covenants, the Partnership may issue additional notes from time to time under the indenture pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

  2014 Senior Notes

        In October 2004 the Issuers, co-issued $225.0 million in senior notes at a fixed rate of 6.875%, payable semi-annually in arrears on May 1 and November 1, and commencing on May 1, 2005 (the "2014 Senior Notes"). The 2014 Senior Notes mature on November 1, 2014. The Partnership may redeem some or all of the notes at any time on or after November 1, 2009, at certain redemption prices together with accrued and unpaid interest to the date of redemption. The Partnership may redeem all of the notes at any time prior to November 1, 2009, at a make-whole redemption price. In addition, prior to November 1, 2007, the Partnership may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings at a stated redemption price. The Partnership must offer to repurchase the notes at a specified price if it a) sells certain assets and does not reinvest the proceeds or repay senior indebtedness, or b) experiences specific kinds of changes in control. The notes are senior unsecured obligations equal in right of payment with all of the Partnership's existing and future senior debt. The senior notes are senior in right of payment to all of the Partnership's future subordinated debt but effectively junior in right of payment to its secured debt to the extent of the assets securing the debt, including the Partnership's obligations in respect of its Partnership Credit Facility. The proceeds from these notes were used to pay down the Partnership's outstanding debt under its credit facility. The Issuers have no assets or operations independent of this debt and their investments in guarantor subsidiaries. Each of the Partnership's existing subsidiaries, other than MarkWest Energy Finance Corporation, has guaranteed the notes jointly and severally and fully and unconditionally. The 2014 Senior Notes are senior unsecured obligations equal in right of payment with all of the Partnership's existing and future senior debt. These notes are senior in right of payment to all of the Partnership's future subordinated debt but effectively junior in right of payment to its secured debt to the extent of the assets securing the debt, including the Partnership's obligations in respect of its Partnership Credit Facility.

        The indenture governing the Partnership's 2014 Senior Notes limits the activity of the Partnership and its restricted subsidiaries. Limitations include the ability of the Partnership and its restricted subsidiaries to incur additional indebtedness; declare or pay dividends or distributions, or redeem, repurchase or retire equity interests or subordinated indebtedness; make investments; incur liens; create any consensual limitation on the ability of the Partnership's restricted subsidiaries to pay dividends, make loans or transfer property to the Partnership; engage in transactions with the Partnership's affiliates; sell assets, including equity interests of the Partnership's subsidiaries; make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any subordinated obligation or guarantor subordination obligation (except principal and interest at maturity); and consolidate, merge or transfer assets. Subject to compliance with certain covenants, the Partnership may issue additional notes from time to time under the indenture pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Debt (Continued)

        The Partnership agreed to file an exchange offer registration statement or, under certain circumstances, a shelf registration statement, pursuant to a registration rights agreement relating to the 2014 Senior Notes. The Partnership failed to complete the exchange offer in the time provided for in the subscription agreements (April 26, 2005) and, as a consequence, was incurring an interest rate penalty of 0.5% annually, increasing 0.25% every 90 days thereafter up to 1%, until such time as the exchange offer was completed. The registration statement was filed on January 17, 2006, the exchange offer was completed on March 7, 2006, and the interest penalty ceased.

  Partnership Credit Facility

        On December 29, 2005, the Operating Company, a wholly owned subsidiary of MarkWest Energy Partners L.P., entered into the fifth amended and restated credit agreement ("Partnership Credit Facility"), which provides for a maximum lending limit of $615.0 million for a five-year term. The credit facility includes a revolving facility of $250.0 million and a $365.0 million term loan. In July 2006, using proceeds from debt and equity offerings, the Partnership permanently reduced the borrowing capacity of the term loan to $45.9 million. In October 2006 the Partnership retired the remaining $45.9 million outstanding on the term loan using a portion of the proceeds from the 2016 Senior Notes (see Note 16). The credit facility is guaranteed by the Partnership and all of the Partnership's subsidiaries and is collateralized by substantially all of the Partnership's assets and those of its subsidiaries. The borrowings under the credit facility bear interest at a variable interest rate, plus basis points. The basis points vary based on the ratio of the Partnership's Consolidated Debt (as defined in the Partnership Credit Facility) to Consolidated EBITDA (as defined in the Partnership Credit Facility), ranging from 0.50% to 1.50% for Base Rate loans, and 1.50% to 2.50% for Eurodollar Rate loans. The basis points will increase by 0.50% during any period (not to exceed 270 days) where the Partnership makes an acquisition for a purchase price in excess of $50.0 million ("Acquisition Adjustment Period"). For the year ended December 31, 2007, the weighted average interest rate on the outstanding borrowing under the Partnership Credit Facility was 7.09% and had no unused letters of credit.

        Subsequent to year end, the Partnership Credit Facility was replaced with a new debt agreement as further discussed in Note 22.

        The aggregate amount of minimum principal payments required on long-term debt in each of the years indicated are as follows (in thousands):

Year ending December 31:
2008	$—
2009	—
2010	55,500
2011	—
2012	—
Thereafter	500,000

$555,500

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Derivative financial instruments

  Commodity Instruments

        The Company's primary risk management objective is to manage downside volatility in its cash flows. The Company has a committee comprised of the senior management team that oversees all of the risk management activity and continually monitors the Company's risk management program and expects to continue to adjust its financial positions as conditions warrant. The Company uses mark-to-market accounting for its non-trading commodity derivative instruments, accordingly, the downside volatility in any given period related to unrealized gains or losses can be significant to the overall financial results of the Company; however, management ultimately expects those gains and losses to be offset when they become realized. The Company does not have any trading derivative financial instruments.

        The Company utilizes a combination of fixed-price forward contracts, fixed-for-floating price swaps and options on the over-the-counter ("OTC") market. The Company may also enter into futures contracts traded on the New York Mercantile Exchange. Swaps and futures contracts allow the Company to manage volatility in its margins because corresponding losses or gains on the financial instruments are generally offset by gains or losses in its physical positions. Some of the agreements may require a margin deposit. The margin deposits have been recorded as Other current assets in the accompanying Consolidated Balance Sheets (see Note 6).

        The Company enters into OTC swaps with financial institutions and other energy company counterparties. The Company conducts a standard credit review on counterparties and has agreements containing collateral requirements where deemed necessary. The Company uses standardized swap agreements that allow for offset of positive and negative exposures. The Company may be subject to margin deposit requirements under OTC agreements (with non-bank counterparties) and New York Mercantile Exchange positions.

        Because of the strong correlation between NGL prices and crude oil prices and limited liquidity in the NGL financial market, the Company uses crude oil derivative instruments to manage NGL price risk. As a result of these transactions, the Company has mitigated its expected commodity price risk with agreements expiring at various times through the first quarter of 2011. The margins the Company earns from condensate sales are directly correlated with crude oil prices.

        The use of derivative instruments may expose the Company to the risk of financial loss in certain circumstances, including instances when (i) NGLs do not trade at historical levels relative to crude oil, (ii) sales volumes are less than expected requiring market purchases to meet commitments, or (iii) OTC counterparties fail to purchase or deliver the contracted quantities of natural gas, NGLs or crude oil or otherwise fail to perform. To the extent that the Company enters into derivative instruments, it may be prevented from realizing the benefits of favorable price changes in the physical market; however, it may be insulated against unfavorable changes in such prices.

        The Company may enter into physical and/or financial positions to manage its risks related to commodity price exposure for its Standalone Segment. Due to the timing of purchases and sales, direct exposure to price volatility may result because there is no longer an offsetting purchase or sale that remains exposed to market pricing. Through marketing and derivative activities, direct price exposure may occur naturally or the Company may choose direct exposure when it is favorable as compared to the frac spread risk.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Derivative financial instruments (Continued)

        The Partnership's primary risk management objective is to reduce volatility in its cash flows arising from changes in commodity prices related to future sales of natural gas, NGLs and crude oil. Swaps and futures contracts may allow the Partnership to reduce volatility in its realized margins as realized losses or gains on the derivative instruments generally are offset by corresponding gains or losses in the Partnership's sales of physical product. While the Partnership largely expects its realized derivative gains and losses to be offset by increases or decreases in the value of its physical sales, the Partnership will experience volatility in reported earnings due to the recording of unrealized gains and losses on its derivative positions that will have no offset.

        Fair value is based on available market information for the particular derivative instrument, and incorporates the commodity, period, volume and pricing. Where published market values are not readily available, the Company uses a third-party service. The Company periodically compares the third party pricing to available broker quotes. The options are recorded at fair value on the balance sheet. Due to the use of mark-to-market accounting, the fair value of the Company's commodity derivative instruments is equal to the carrying value. The impact of the Company's commodity derivative instruments on consolidated financial position are summarized below (in thousands):

	December 31,
	2007	2006
Fair value of derivative instruments:
Current asset	$9,441	$9,938
Noncurrent asset	5,414	2,794
Current liability	(77,426)	(7,476)
Noncurrent liability	(84,051)	(1,460)
Risk management premiums:
Current asset	$—	$1,009
Noncurrent asset	717	717

        The Partnership has recorded premium payments relating to certain derivative option contracts as risk management deposits. The premiums allowed the Partnership to secure specific pricing on those contracts. The payment is recorded as an asset and is amortized through revenue as the puts expire or are exercised. The current and noncurrent risk management premiums have been recorded as Other assets and Other long-term assets, respectively, in the accompanying Consolidated Balance Sheets.

        The Company accounts for the impact of its commodity derivative instruments as either a component of revenue or purchased product costs. The Company also has a contract which creates a floor on the frac spread which can be realized on a specific volume purchased. Gains and losses from this contract are recorded as a component of purchased product costs. The Partnership accounts for the impact of its commodity derivative instruments as a component of revenue. The Partnership also has a contract allowing it to fix a component of the price of electricity at one of its plant locations. Gains and losses from the contract are recognized as a component of facility expenses. The consolidated impact of

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Derivative financial instruments (Continued)

the Company's commodity derivative instruments on revenues and other comprehensive income are summarized below (in thousands):

	Year ended December 31,
	2007	2006	2005
Revenue:
Realized (loss) gain	$(15,901)	$17	$(7,722)
Unrealized (loss) gain	(144,069)	10,366	4,524

Derivative (loss) gain	$(159,970)	$10,383	$(3,198)

Other Comprehensive Income:
Change in Fair Value	$—	$—	$68
Gain on Sale	—	—	246

Derivative gain	$—	$—	$314

        The consolidated impact of the Company's commodity derivative instruments included in Purchased product costs and Facility expenses in the accompanying Consolidated Statements of Operations are summarized below (in thousands):

	Year ended December 31,
	2007	2006	2005
Purchased product costs:
Realized (loss) gain	$(8,829)	$153	$—
Unrealized loss	(6,363)	(5,842)	—
Facility expenses:
Unrealized gain	$14	$—	$—

14. Income taxes

        The components of the provision for income tax benefit (expense) from continuing operations are as follows (in thousands):

	Year ended December 31,
	2007	2006	2005
Current income tax (expense) benefit
Federal	$(22,386)	$288	$(502)
State	(1,483)	(109)	(52)

Total current	(23,869)	179	(554)

Deferred income tax benefit (expense)
Federal	45,029	(5,416)	2,839
State	3,489	(15)	(481)

Total deferred	48,518	(5,431)	2,358

Provisions for income tax benefit (expense)	$24,649	$(5,252)	$1,804

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Income taxes (Continued)

        A reconciliation of the actual provision for income tax benefit (expense) from continuing operations and the amount computed by applying the federal statutory rate of 35% to the (loss) income before income taxes is as follows (in thousands):

	Year ended December 31,
	2007	2006	2005
Federal income tax at statutory rate (1)	$22,404	$(5,176)	$2,926
State income taxes, net of federal benefit	1,629	(402)	294
Permanent items	(12)	61	(16)
Change in valuation allowance	387	341	(1,053)
Change in federal/state statutory rate	21	41	(117)
Income tax from the Partnership	(168)	(129)	—
Other	388	12	(230)

Income tax benefit (expense)	$24,649	$(5,252)	$1,804

    (1)
    The calculation of federal income tax at statutory rate has been adjusted for the non-controlling interest in net income of consolidated subsidiary.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Income taxes (Continued)

        The deferred tax assets and liabilities resulting from temporary book-tax differences are comprised of the following (in thousands):

	December 31,
	2007	2006
Current deferred tax assets
Accruals and reserves	$129	$143
Derivative instruments	17,439	742
Stock compensation	273	134

Current deferred tax assets	17,841	1,019

Current deferred tax liabilities
Investment in third party partnerships	616	529
Marketable securities	558	670

Current deferred tax liabilities	1,174	1,199

Current subtotal—asset (liability)	16,667	(180)

Long-term deferred tax assets
Participation plan compensation	6,436	3,903
FIN 48	747	—
Derivative instruments	16,270
Tax credit carryforward	—	2,664
State Net Operating Loss carryforward	53	802

Long-term deferred tax assets	23,506	7,369

Valuation allowance	(53)	(802)

Net long-term deferred tax assets	23,453	6,567

Long-term deferred tax liabilities
Property, plant, and equipment	252	82
Stock compensation	56	19
Investment in consolidated subsidiary	31,464	15,890
Other	181	129

Long-term deferred tax liabilities	31,953	16,120

Long-term subtotal—liability	(8,500)	(9,553)

Net deferred tax liability	$8,167	$(9,733)

        Significant judgment is required in evaluating the tax positions and determining the Company's provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite the Company's belief that its tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of tax audits. The provision for income taxes includes the impact of reserve provisions and changes to

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Income taxes (Continued)

reserves that are considered appropriate. Accruals for tax contingencies are provided for in accordance with the requirements of FIN 48. As a result of the implementation of FIN 48, the Company recognized a liability of $0.4 million for unrecognized income tax benefits in the first quarter of 2007, none of which would affect the Company's effective tax rate if recognized.

        The reconciliation of the Company's accrual for tax contingencies is as follows (in thousands):

Tax contingencies—January 1, 2007	$378
Increases to current period tax positions	369

Tax contingencies—December 31, 2007	$747

        As of December 31, 2007, changes to the Company's tax contingencies that are reasonably possible in the next twelve months are not material. As of December 31, 2007, the Company had accrued interest and penalties related to tax contingencies of $0.2 million, on the Consolidated Balance Sheets. Interest and penalties recognized as expense for the year ended December 31, 2007 was $0.1 million.

        At December 31, 2007, the Company had state net operating loss carryforwards of approximately $1.6 million that expire between 2011 and 2026. The Company expects that future taxable income will likely be apportioned to states other than those in which the net operating loss was generated. As a result, the Company believes it is more likely than not that the state net operating losses will not be realized and has provided a 100% valuation allowance against this long-term deferred tax asset. The tax years 2002 through 2007 remain open to examination by the major taxing jurisdictions to which the Company is subject. The Company's consolidated Federal tax return and any significant state tax returns are not currently under examination.

15. Stock and Incentive Compensation Plans

        All previously awarded MarkWest Hydrocarbon restricted stock, stock options and other compensation arrangements based on the market value of the Company's common stock have been adjusted to reflect the May 2006 stock dividend. Furthermore, all previously awarded Partnership units have been adjusted to reflect the February 2007 two-for-one unit split (see Note 2 above). As of the Merger, the Partnership assumed the 2006 Plan which converted the outstanding shares of restricted stock granted under the 2006 Plan to restricted units. The converted restricted units will remain outstanding under the term of the 2006 Plan until their respective settlement dates. The 2008 Long-Term Incentive Plan ("2008 LTIP") was approved by the unitholders on February 21, 2008, which makes available 2.5 million Partnership common units for issuance in the future. Refer to Note 22 for discussions of grants made under the 2008 LTIP.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Stock and Incentive Compensation Plans (Continued)

        Total compensation expense for share-based pay arrangements was as follows (in thousands):

	Year ended December 31,
	2007	2006	2005
MarkWest Hydrocarbon
Stock options	$(27)	$(9)	$965
Restricted stock	780	410	84
General partner interests under Participation Plan	17,704	20,715	3,192
Subordinated units under Participation Plan	—	28	52
MarkWest Energy Partners
Restricted units	2,080	1,686	1,076
Distribution Equivalent Rights	235	198	120

Total compensation expense	$20,772	$23,028	$5,489

        Of the total compensation expense recognized for restricted units, $0.1 million and $0.4 million related to the accelerated vesting of restricted units for the years ended December 31, 2006 and 2005, respectively. The accelerated vesting of restricted units occurs when specific distribution targets are achieved, as set forth in the individual grant agreements. In 2007, the Partnership did not accelerate the vesting of restricted units.

        A Distribution Equivalent Right is a right, granted in tandem with a specific restricted unit, to receive an amount in cash equal to, and at the same time as, the cash distributions made by the Partnership with respect to a unit during the period such restricted unit is outstanding. Cash compensation expense has been recorded as either Selling, general and administrative expenses or Facility expenses in the accompanying Consolidated Statements of Operations.

        The following summarizes the total compensation cost not yet recognized as of December 31, 2007, related to nonvested awards (in thousands). The actual compensation cost recognized might differ for the restricted units, as they qualify as liability awards, which are affected by changes in the fair value.

	Amount	Weighted-average Remaining Vesting Period
	(in millions)	(years)
Restricted stock	$0.6	1.6
Restricted units	1.6	1.5

        At December 31, 2007, the Company has three stock-based compensation plans, one of which is through its consolidated subsidiary, MarkWest Energy Partners.

  2006 Stock Incentive Plan

        In June 2006, the Company's shareholders approved the 2006 Plan, effective July 1, 2006. The 2006 Plan replaced both the 1996 Plans. Under the 2006 Plan the Company may grant a maximum of 1,000,000 restricted shares and stock options, subject to varying vesting terms and expected terms as discussed below.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Stock and Incentive Compensation Plans (Continued)

  Stock Options

        The Company issued stock options under the 1996 Plans until 2004. While it was determined in 2005 that the Company did not intend to issue stock options in the future, they remain available for issuance under the 2006 Plan. On December 1, 2006 a board resolution provided for the accelerated vesting of 14,950 unvested stock option grants affecting eight employees. Consequently, as of December 31, 2006 the Company had no remaining unvested options or any unrecognized compensation expense pertaining to options. For the year ended December 31, 2007, the Company received $0.1 million from the exercise of stock options.

        Under SFAS 123R, the Company's stock options were categorized as equity awards. Accordingly, compensation expense for options is measured based on the grant date fair value and were amortized into earnings over the service period as the options vested. The options historically vested at the rate of 25% per year for options granted in 1999 and thereafter, and 20% per year for options granted prior to 1999. The fair value of the options was estimated using the Black-Scholes option-pricing model. The options had a maximum term of ten years and may, at the discretion of the Company, be exercised using either a Company-assisted or broker-assisted cashless exercise.

        The following summarizes the impact of the Company's stock option plan (in thousands of shares):

	Year ended December 31,
	2007	2006	2005
Options exercised, cashless	1	10	36
Shares issued, cashless	1	6	23
Options exercised, cash	13	39	16
Shares issued, cash	13	39	16

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Stock and Incentive Compensation Plans (Continued)

        A summary of the status of the Company's stock option plans as of December 31, 2007, 2006 and 2005, are presented below.

	Number of Shares	Weighted-average Exercise Price	Weighted-average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2005	188,862	$7.66
Granted	—	—
Exercised	(52,989)	6.92
Forfeited	(10,011)	13.35
Expired	(453)	6.84

Outstanding at December 31, 2005	125,409	7.52

Granted	—	—
Exercised	(49,999)	7.34
Forfeited	(8,168)	9.00
Expired	(1,607)	7.52

Outstanding at December 31, 2006	65,635	7.48

Granted	—	—
Exercised	(14,126)	8.46
Forfeited	—	—
Expired	—	—

Outstanding and Exercisable at December 31, 2007	51,509	7.21	4.1	$2,855,691

	Year ended December 31,
	2007	2006	2005
Total fair value of options vested during the period	$—	$439,458	$385,995
Total intrinsic value of options exercised during the period	728,565	989,144	726,578

        As a result of the Merger, discussed in note 22, all stock options were exercised or deemed exercised subsequent to December 31, 2007.

  Restricted Stock

        The Company issued restricted stock under the 1996 Plans until the adoption of the 2006 Plan at which point all new shares were issued pursuant to the rules of the 2006 Plan. Under SFAS 123R, the restricted stock qualified as an equity award. Accordingly, restricted stock was measured at the grant date fair value and the associated compensation expense was recognized over the requisite service period, reduced for an estimate of expected forfeitures. The restricted stock vests equally over a three year period. No shares were granted prior to 2005.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Stock and Incentive Compensation Plans (Continued)

        The following summarizes the impact of the Company's restricted stock plans:

	Year ended December 31,
	2007	2006	2005
Weighted-average grant-date fair value of restricted stock granted during the period	$821,840	$862,970	$547,498
Total fair value of restricted stock vested during the period and total intrinsic value of restricted stock settled during the period	406,113	159,010	66,033

        During the years ended December 31, 2007, 2006 and 2005, the Company received no proceeds for issuing restricted stock, and there were no cash settlements.

        In connection with the Merger, the Partnership assumed the 2006 Plan which converted the outstanding shares of restricted stock granted under the 2006 Plan to restricted units. The converted restricted units will remain outstanding under the term of the 2006 Plan until their respective settlement dates.

  Participation Plan

        The Company has also entered into arrangements with certain directors and employees of the Company referred to as the Participation Plan. Under it, the Company sells subordinated units of the Partnership or interests in the Partnership's general partner under a purchase and sale agreement. There is no maximum contractual term under the Participation Plan. The Company's capacity to grant further general partner interests is limited by its ownership in the general partner. The subordinated units are sold without any restrictions on transfer.

        Both the subordinated unit and general partner interest transactions are considered compensatory arrangements due to the put-and-call provisions and the associated valuation being based on a formula instead of an independent third party valuation. Under SFAS 123R, the subordinated units and general partner interests are classified as liability awards. As a result, the Company is required to mark to market the subordinated unit and general partner interest valuations at the end of each period. Compensation expense related to general partner interests is calculated as the difference in the formula value and the amount paid by those individuals. The formula value is the amount MarkWest Hydrocarbon would have to pay the employees and directors to repurchase the general partner interests, and is based on the current market value of the Partnership's common units and the current quarterly distributions paid. The Participation Plan liability is recorded in Other long-term liabilities in the accompanying Consolidated Balance Sheets. At December 31, 2007 and 2006, the Participation Plan liability was $47.0 million and $28.8 million, respectively.

        The interest in the Partnership's general partner is sold with certain put-and-call provisions. These require MarkWest Hydrocarbon to buy back, or require the individuals to sell back their interest in the general partner to MarkWest Hydrocarbon. Specifically, the employees and directors can exercise their put if (1) MarkWest Hydrocarbon or the Partnership's general partner undergoes a change of control; (2) additional membership interests are issued that, on a pro forma basis, decrease the distributions to all the then existing members; (3) any amendment, alteration or repeal of the provisions of the general partner agreement materially and adversely affects the then existing rights, duties, obligations or restrictions of the employees and directors; or (4) the employee or director (i) becomes totally disabled

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Stock and Incentive Compensation Plans (Continued)

while a director, officer or employee of the general partner, of MarkWest Hydrocarbon or of any of their affiliates, or (ii) dies, or (iii) retires as a director, officer or employee of the general partner of MarkWest Hydrocarbon or of any of their affiliates after reaching the age of 60 years. The employee or his estate has 120 days after the put event to exercise the put under (4) and 30 days after notice to exercise under (1) through (3). MarkWest Hydrocarbon can exercise its call option if (i) the employee or director ceases to be a director or employee of MarkWest Hydrocarbon or any of its affiliates, or (ii) if there is a change of control of MarkWest or of the Partnership's general partner. For the call option based upon a termination of employment or directorship, MarkWest Hydrocarbon has 12 months following the termination date to exercise its call option. MarkWest Hydrocarbon has agreed to exempt the general partner interests of three present or former directors from the call option based upon a termination of employment or directorship. Additionally, pursuant to the terms of the Company's current CEO's employment agreement with MarkWest Hydrocarbon, all of his general partner interest has become exempt from the call option based upon a termination of employment or directorship for reasons other than cause. For the call option based upon a change of control of MarkWest or of the Partnership's general partner, MarkWest Hydrocarbon has 30 days following the change of control to exercise its call option.

        On October 13, 2006, the Company completed the repurchase of a 0.5% interest in the general partner. This purchase resulted in an increase in the Company's ownership level in the general partner to 89.7%. The Company did not sell any subordinated units to employees or directors in 2007, 2006 or 2005. Likewise, the Company did not reacquire any subordinated units in 2007, 2006 or 2005.

        Pursuant to the terms of the amended and restated Class B Membership Interest Contribution Agreement dated October 26, 2007, all outstanding interests in the General Partner were exchanged for a combination of common units and cash on February 22, 2008 as described in Note 22. The exchange will be accounted for as a settlement of a share based payment liability under SFAS 123R and any difference between the carrying value of the Company's liability and the payment were recorded as additional compensation expense at the time of the merger.

  MarkWest Energy Partners' Long-Term Incentive Plan

        The general partner has adopted the MarkWest Energy Partners, L.P. Long-Term Incentive Plan for employees and directors of the general partner, as well as employees of its affiliates who perform services for us. The plan consists of restricted units and unit options. It permits the grant of awards covering an aggregate of 1,000,000 common units, comprised of 400,000 restricted units and 600,000 unit options. The Compensation Committee of the general partner's Board of Directors administers the plan.

  Restricted Units

        A restricted unit is a "phantom" unit that entitles the grantee to receive a common unit of the Partnership upon the vesting of the phantom unit, or, at the discretion of the Compensation Committee, cash equivalent to the value of a common unit. The restricted units vest over a service period of three years; however, vesting for certain awards may be accelerated if specific annualized distribution goals are met. During the vesting period, these restricted units are entitled to receive distribution equivalents, which represent cash equal to the amount of distributions made on common units.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Stock and Incentive Compensation Plans (Continued)

        Under SFAS 123R, the restricted units are treated as liability awards. As a result, the Partnership is required to mark to market the awards at the end of each reporting period. Compensation expense is measured for the phantom unit grants using the market price of MarkWest Energy Partners' common units at each reporting date. The fair value of the units awarded is amortized into earnings over the period of service and is adjusted monthly for the change in the fair value of the unvested units granted.

        The following is a summary of restricted unit activity under the Partnership's Long-Term Incentive Plan:

	Number of units	Weighted-average grant-date fair value
Unvested at January 1, 2005	59,000	$20.65
Granted	40,278	24.74
Vested	(18,200)	18.95
Forfeited	(3,350)	21.25

Unvested at December 31, 2005	77,728	23.14

Granted	81,886	24.35
Vested	(26,986)	22.25
Forfeited	(7,428)	22.75

Unvested at December 31, 2006	125,200	24.14

Granted	54,716	31.62
Vested	(40,912)	23.50
Forfeited	(13,754)	25.93

Unvested at December 31, 2007	125,250	27.42

	Year ended December 31,
	2007	2006	2005
Weighted-average grant-date fair value of restricted units granted for the year ended	$1,730,054	$1,993,658	$996,423
Total fair value of restricted units vested / total intrinsic value of restricted units settled for the year ended	1,281,046	636,713	444,550

        During the years ended December 31, 2007, 2006, and 2005, the Partnership received no proceeds (other than the contributions by the General Partner to maintain its 2% ownership interest) for issuing restricted units. None of the restricted units that vested in 2007, 2006, and 2005 were redeemed by the Partnership for cash. For the years ended December 31, 2007, 2006, and 2005, the Partnership issued 40,912, 26,986, and 17,000 common units, respectively, and an additional 500 units were acquired in the open market in 2005.

        Unit Options.    The Compensation Committee has the authority to make grants of unit options under the plan to employees and directors containing such terms as the committee shall determine. Unit options are exercisable over a period determined by the Compensation Committee. Unit options

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Stock and Incentive Compensation Plans (Continued)

also are exercisable upon a change in control of the Partnership, the general partner, MarkWest Hydrocarbon or upon the achievement of specified financial objectives.

        As of December 31, 2007, the Partnership had not granted any unit options.

        The 2008 Long-Term Incentive Plan ("2008 LTIP") was approved by the unitholders on February 21, 2008, which makes available 2.5 million Partnership common units for issuance in the future (see Note 22).

16. Employee Benefit Plan

        The Company made matching contributions of $1.1 million, $1.0 million and $1.0 million to a 401(k) savings and profit-sharing plan for the years ended December 31, 2007, 2006 and 2005, respectively. The Company did not contribute any common shares to a 401(k) savings or profit-sharing plan for the year ended December 31, 2007 or 2006. The Company contributed approximately 12,000 common shares to a 401(k) savings and profit-sharing plan for the year ended December 31, 2005, with an aggregate fair value of $1.0 million. The plan is discretionary, with annual contributions determined by the Company's Board of Directors.

17. Stockholder's equity

  MarkWest Hydrocarbon

  Cash Dividends

        The Company paid quarterly cash dividends for the years ended December 31, 2007, 2006 and 2005, as retroactively restated to give effect to the 2006 stock dividends (see below) as follows:

Quarter ended	Dividend	Record Date	Payment Date
December 31, 2007	$0.360	February 9, 2008	February 21, 2008
September 30, 2007	0.360	November 7, 2007	November 21, 2007
June 30, 2007	0.360	August 14, 2007	August 21, 2007
March 31, 2007	0.320	May 10, 2007	May 22, 2007
December 31, 2006	0.300	February 9, 2007	February 21, 2007
September 30, 2006	0.280	November 9, 2006	November 21, 2006
June 30, 2006	0.240	August 14, 2006	August 21, 2006
March 31, 2006	0.159	May 26, 2006	June 5, 2006
December 31, 2005	0.114	February 15, 2006	February 22, 2006
September 30, 2005	0.114	November 15, 2005	November 22, 2005
June 30, 2005	0.091	August 15, 2005	August 22, 2005
March 31, 2005	0.091	May 16, 2005	May 23, 2005

  Stock Dividends

        On April 27, 2006, MarkWest Hydrocarbon announced that its Board of Directors approved the issuance of one share of common stock for each ten shares of common stock held by common stockholders. The stock was issued on May 23, 2006, to the stockholders of record as of the close of business on May 11, 2006; the ex-dividend date was May 9, 2006.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Stockholder's equity (Continued)

  MarkWest Energy Partners

  Private Placement—December 18, 2007

        The Partnership completed a private placement of 2.9 million unregistered common units. The units were issued at a purchase price of $31.50 per unit. The sale of units raised net proceeds of approximately $91.8 million, including the general partner's contribution of $1.8 million to maintain its 2% general partner interest and after legal, accounting and other transaction expenses. The proceeds of this private placement were used primarily to fund capital expenditure requirements.

  Private Placement—April 9, 2007

        The Partnership completed a private placement of approximately 4.1 million unregistered common units. The units were issued at a sales price of $32.98 per unit. The registration statement for these common units was declared effective on July 11, 2007. The sale of units resulted in net proceeds of approximately $137.7 million, including the General Partner's contribution of $2.8 million to maintain its 2% interest and after legal, accounting and other transaction expenses. The net proceeds from the offering were used to fund capital expenditure requirements.

  Unit Split—February 28, 2007

        On February 28, 2007 the Partnership completed a two-for-one split of the Partnership's common units, whereby holders of record at the close of business on February 22, 2007 received one additional common unit for each common unit owned on that date. The unit split resulted in the issuance of an additional 15,603,257 common units and 600,000 subordinated units. For all periods presented, all Partnership specific references to the number of units and per unit net income and distribution amounts included in this report have been adjusted to give the effect to the unit split.

  Public Offering—July 6, 2006

        The Partnership priced its offering of 6,000,000 common units at $19.875 per unit. In addition, on July 12, 2006, the Partnership completed the sale of an additional 600,000 common units to cover over-allotments in connection with the Common Unit Offering. The sale of units resulted in total gross proceeds of $131.2 million, and net proceeds of approximately $125.9 million, after the underwriters' commission and legal, accounting and other transaction expenses. The Partnership used the net proceeds from the offering, which includes a capital contribution from its general partner to maintain its 2% general partner interest in the Partnership, to repay a portion of the outstanding indebtedness under term debt on the Partnership Credit Facility.

  Private Placement—December 28, 2005

        The Partnership sold 1,149,428 common units to certain accredited investors at $21.75 per common unit, for gross proceeds of $25.0 million. $20 million of the proceeds were received in December 2005. The remaining $5 million was accrued at December 31, 2005, and received in January 2006. Offering costs of $0.1 million reduced the aggregate gross proceeds of $25.0 million to $24.9 million of net proceeds.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Stockholder's equity (Continued)

  Private Placement—November 11, 2005

        The Partnership sold 3,288,130 common units to certain accredited investors at $22.11 per common unit, for gross proceeds of $72.7 million. Offering costs of $0.1 million reduced the aggregate gross proceeds of $72.7 million to $72.6 million of net proceeds.

18. Commitments and contingencies

  Legal

        The Company is subject to a variety of risks and disputes, and is a party to various legal proceedings in the normal course of its business. The Company maintains insurance policies in amounts and with coverage and deductibles as it believes is reasonable and prudent. However, the Company cannot assure either that the insurance companies will promptly honor their policy obligations or that the coverage or levels of insurance will be adequate to protect the Partnership from all material expenses related to future claims for property loss or business interruption to the Company and the Partnership; or for third-party claims of personal and property damage; or that the coverages or levels of insurance it currently has will be available in the future at economical prices. While it is not possible to predict the outcome of the legal actions with certainty, Management is of the opinion that appropriate provision and accruals for potential losses associated with all legal actions have been made in the financial statements.

        In June 2006, the Office of Pipeline Safety ("OPS") issued a Notice of Probable Violation and Proposed Civil Penalty ("NOPV") (CPF No. 2-2006-5001) to both MarkWest Hydrocarbon and Equitable Production Company. The NOPV is associated with the pipeline leak and an ensuing explosion and fire that occurred on November 8, 2004 in Ivel, Kentucky on an NGL pipeline owned by Equitable Production Company and leased and operated by a subsidiary, MarkWest Energy Appalachia, LLC. The NOPV sets forth six counts of violations of applicable regulations, and a proposed civil penalty in the aggregate amount of $1,070,000. An administrative hearing on the matter, previously set for the last week of March, 2007, was postponed to allow the administrative record to be produced and to allow OPS an opportunity to respond to a motion to dismiss one of the counts of violations, which involves $825,000 of the $1,070,000 proposed penalty. This count arises out of alleged activity in 1982 and 1987, which predates MarkWest's leasing and operation of the pipeline. MarkWest believes it has viable defenses to the remaining counts and will vigorously defend all applicable assertions of violations at the hearing.

        Related to the above referenced 2004 pipeline explosion and fire incident, MarkWest Hydrocarbon and the Partnership have filed an action captioned MarkWest Hydrocarbon, Inc., et al. v. Liberty Mutual Ins. Co., et al. (District Court, Arapahoe County, Colorado, Case No. 05CV3953 filed August 12, 2005), as removed to the U.S. District Court for the District of Colorado, (Civil Action No. 1:05-CV-1948, on October 7, 2005) against their All-Risks Property and Business Interruption insurance carriers as a result of the insurance companies' refusal to honor their insurance coverage obligation to pay the Partnership for certain costs related to the pipeline incident. The costs include internal costs incurred for damage to, and loss of use of the pipeline, equipment and products; extra transportation costs incurred for transporting the liquids while the pipeline was out of service; reduced volumes of liquids that could be processed; and the costs of complying with the OPS Corrective Action Order (hydrostatic testing, repair/replacement and other pipeline integrity assurance measures). Following initial discovery, MarkWest was granted leave of the Court to amend its complaint to add a bad faith claim and a claim

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Commitments and contingencies (Continued)

for punitive damages. The Partnership has not provided for a receivable for any of the claims in this action because of the uncertainty as to whether and how much it will ultimately recover under the policies. The costs associated with this claim have been expensed as incurred and any potential recovery from the All-Risks Property and Business Interruption insurance carriers will be recognized if and when it is received. The Defendant insurance companies and MarkWest have each filed separate summary judgment motions in the action and these motions are pending with the Court.

        With regard to the Partnership's Javelina facility, MarkWest Javelina is a party with numerous other defendants to several lawsuits brought by various plaintiffs who had residences or businesses located near the Corpus Christi industrial area, an area which included the Javelina gas processing plant, and several petroleum, petrochemical and metal processing and refining operations. These suits, Victor Huff v. ASARCO Incorporated, et al. (Cause No. 98-01057-F, 214th Judicial Dist. Ct., County of Nueces, Texas, original petition filed in March 3, 1998); Jason and Dianne Gutierrez, individually and as representative of the estate of Sarina Galan Gutierrez (Cause No. 05-2470-A, 28th Judicial District, severed May 18, 2005, from the Gonzales case cited above); and Esmerejilda G. Valasquez, et al. v. Occidental Chemical Corp., et al., Case No. A-060352-C, 128th Judicial District, Orange County, Texas, original petition filed July 10, 2006; as refiled from previously dismissed petition captioned Jesus Villarreal v. Koch Refining Co. et al., Cause No. 05-01977-F, 214th Judicial Dist. Ct., County of Nueces, Texas, originally filed April 27, 2005), set forth claims for wrongful death, personal injury or property damage, harm to business operations and nuisance type claims, allegedly incurred as a result of operations and emissions from the various industrial operations in the area or from products Defendants allegedly manufactured, processed, used, or distributed. The actions have been and are being vigorously defended and; based on initial evaluation and consultations; it appears at this time that these actions should not have a material adverse impact on the Partnership's financial position or results of operations.

        In the ordinary course of business, the Company is a party to various other legal actions. In the opinion of Management, none of these actions, either individually or in the aggregate, will have a material adverse effect on the Company's financial condition, liquidity or results of operations.

  Lease Obligations

        The Company has various non-cancelable operating lease agreements expiring at various times through fiscal 2016. Annual rent expense under these operating leases was $10.3 million, $9.3 million and $7.0 million for the years ended December 31, 2007, 2006, and 2005, respectively. The minimum future lease payments under these operating leases as of December 31, 2007, are as follows (in thousands):

Year ended December 31,
2008	$6,766
2009	3,030
2010	2,411
2011	1,846
2012	1,879
2013 and thereafter	6,623

$22,555

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Related party transactions

        Through the Company's wholly owned subsidiary, Matrex, LLC, the Company held interests in a few exploration and production assets in which MAK-J Energy Partners Ltd. ("MAK-J") also owns interests. These interests were sold on October 7, 2005. The general partner of MAK-J is a corporation owned and controlled by the Company's former President and Chief Executive Officer and current Chairman of the Board of Directors.

        There were no outstanding related party receivables as of December 31, 2007, 2006 or 2005. The Company also had payables to MAK-J, representing its share of revenues generated in the normal course of business, of $0.1 million as of December 31, 2005.

20. Segment Information

        MarkWest Hydrocarbon's operations are classified into two reportable segments:

  1.
  MarkWest Hydrocarbon Standalone—The Company sells its equity and third-party NGLs, purchases third-party natural gas and sells its equity and third-party natural gas. Between February 2004 and June 2006, when the agreement was terminated, the Company was engaged in the wholesale propane marketing business through a third party agency agreement. MarkWest Hydrocarbon Standalone operated MarkWest Energy Partners, a publicly traded limited partnership until the Merger was completed on February 21, 2008 (see Note 22).

  2.
  MarkWest Energy Partners—The Partnership is engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of natural gas liquids; and the gathering and transportation of crude oil.

        The Company evaluated the performance of its segments and allocated resources to them based on operating income. The Company conducts its operations in the United States.

        Net income or net loss for each segment includes total revenues minus purchased product costs, facility expenses, selling, general and administrative expenses, depreciation, amortization of intangible assets, loss on disposal of property, plant and equipment, accretion of asset retirement obligations and impairments and excludes interest income, interest expense, amortization of deferred financing costs, gain on sale of non-operating assets, non-controlling interest in net income of consolidated subsidiary, miscellaneous income or expense and income taxes.

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Segment Information (Continued)

        Selling, general and administrative expenses are allocated to the segments based on direct expenses incurred by the segments or allocated based on the percent of time that employees devote to the segment in accordance with the Partnership's services agreement with the Company.

        The tables below present information about the net income or net loss for the reported segments for the three years ended December 31, 2007, 2006 and 2005 (in thousands):

	MarkWest Hydrocarbon Standalone	MarkWest Energy Partners	Consolidating Entries	Total
Year ended December 31, 2007
Revenue:
Revenue	$251,346	$669,422	$(75,041)	$845,727
Derivative loss	(93,427)	(66,543)	—	(159,970)

Total revenue	157,919	602,879	(75,041)	685,757
Purchased product costs	194,565	358,720	(50,201)	503,084
Facility expenses	20,844	75,036	(25,031)	70,849
Selling, general and administrative expenses	21,150	51,334	—	72,484
Depreciation	1,110	40,171	—	41,281
Amortization of intangible assets	—	16,672	—	16,672
Accretion of asset retirement and lease obligations	—	114	—	114
Loss on disposal of property, plant and equipment	179	7,564		7,743
Impairments	—	356	—	356

(Loss) income from operations	(79,929)	52,912	191	(26,826)
Other income (expense):
Earnings from unconsolidated affiliates	—	5,309	—	5,309
Interest income	1,660	2,887	—	4,547
Interest expense	(489)	(38,946)	—	(39,435)
Amortization of deferred financing costs (a component of interest expense)	(266)	(2,717)	—	(2,983)
Dividend income	626	—	—	626
Miscellaneous income (expense)	609	(1,002)	—	(393)

Income before non-controlling interest in net income of consolidated subsidiary and income taxes	(77,789)	18,443	191	(59,155)
Non-controlling interest in net income of consolidated subsidiary	—	—	(4,853)	(4,853)
Interest in net income of consolidated subsidiary	13,432	—	(13,432)	—

(Loss) income before taxes	(64,357)	18,443	(18,094)	(64,008)
Provision for income tax benefit (expense)	24,807	(1,244)	1,086	24,649

Net (loss) income	$(39,550)	$17,199	$(17,008)	$(39,359)

Total assets	$233,384	$1,392,834	$(101,523)	$1,524,695

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Segment Information (Continued)

	MarkWest Hydrocarbon Standalone	MarkWest Energy Partners	Consolidating Entries	Total
Year ended December 31, 2006:
Revenues:
Revenue	$278,655	$624,279	$(73,636)	$829,298
Derivative gain	4,751	5,632	—	10,383

Total revenue	283,406	629,911	(73,636)	839,681
Purchased product costs	239,359	376,237	(49,310)	566,286
Facility expenses	21,617	60,112	(24,326)	57,403
Selling, general and administrative expenses	18,983	44,377	—	63,360
Depreciation	1,017	29,993	—	31,010
Amortization of intangible assets	—	16,047	—	16,047
Gain on disposal of property, plant and equipment	(130)	(192)		(322)
Accretion of asset retirement and lease obligations	—	102	—	102

Income from operations	2,560	103,235	—	105,795
Other income (expense):
Earnings from unconsolidated affiliates	—	5,316	—	5,316
Interest income	612	962	—	1,574
Interest expense	(276)	(40,666)	—	(40,942)
Amortization of deferred financing costs and original issue discount (a component of interest expense)	(135)	(9,094)	—	(9,229)
Dividend income	447	—	—	447
Miscellaneous income	437	11,100	—	11,537

Income before non-controlling interest in net income of consolidated subsidiary and income taxes	3,645	70,853	—	74,498
Non-controlling interest in net income of consolidated subsidiary	—	—	(59,709)	(59,709)
Interest in net income of consolidated subsidiary	11,016	—	(11,016)	—

Income before taxes	14,661	70,853	(70,725)	14,789
Provision for income tax (expense) benefit	(5,124)	(769)	641	(5,252)

Net income	$9,537	$70,084	$(70,084)	$9,537

Total assets	$107,748	$1,114,780	$(19,287)	$1,203,241

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Segment Information (Continued)

	MarkWest Hydrocarbon Standalone	MarkWest Energy Partners	Consolidating Entries	Total
Year ended December 31, 2005:
Revenues:
Revenue	$281,362	$542,941	$(64,922)	$759,381
Derivative loss	(1,347)	(1,851)	—	(3,198)

Total revenue	280,015	541,090	(64,922)	756,183
Purchased product costs	258,188	408,884	(41,982)	625,090
Facility expenses	20,545	47,972	(22,940)	45,577
Selling, general and administrative expenses	12,160	21,597	—	33,757
Depreciation	1,295	19,534	—	20,829
Amortization of intangible assets	—	9,656	—	9,656
Gain on disposal of property, plant and equipment	(383)	(24)		(407)
Accretion of asset retirement and lease obligations	1	159	—	160

(Loss) income from operations	(11,791)	33,312	—	21,521
Other income (expense):
Losses from unconsolidated affiliates	—	(2,153)	—	(2,153)
Interest income	693	367	—	1,060
Interest expense	(153)	(22,469)	—	(22,622)
Amortization of deferred financing costs and original issue discount (a component of interest expense)	(199)	(6,780)	—	(6,979)
Dividend income	392	—	—	392
Miscellaneous income	215	51	—	266

(Loss) income before non-controlling interest in net income of consolidated subsidiary and income taxes	(10,843)	2,328	—	(8,515)
Non-controlling interest in net income of consolidated subsidiary	—	27	(118)	(91)
Interest in net income of consolidated subsidiary	2,237	—	(2,237)	—

(Loss) income before taxes	(8,606)	2,355	(2,355)	(8,606)
Income tax benefit	1,804	—	—	1,804

Net (loss) income	$(6,802)	$2,355	$(2,355)	$(6,802)

Total assets	$104,240	$1,046,093	$(18,029)	$1,132,304

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Quarterly Results of Operations (Unaudited)

        The following summarizes the Company's quarterly results of operations for 2007 and 2006 (in thousands, except per share data):

	Three months ended
2007	March 31	June 30	September 30	December 31
Revenue	$177,711	$184,875	$175,548	$147,623
Income (loss) from operations	12,135	2,717	7,785	(49,463)
Net income (loss)	957	(7,272)	(7,454)	(25,590)
Net income (loss) per share:
Basic	$0.08	$(0.61)	$(0.62)	$(2.13)
Diluted	$0.08	$(0.61)	$(0.62)	$(2.13)

	Three months ended
2006	March 31	June 30	September 30	December 31
Revenue	$250,644	$186,141	$220,137	$182,759
Income from operations	21,955	17,566	52,113	14,161
Net income (loss)	2,832	(2,132)	10,004	(1,167)
Net income (loss) per share:
Basic	$0.24	$(0.18)	$0.84	$(0.10)
Diluted	$0.24	$(0.18)	$0.83	$(0.10)

22. Subsequent Events

        On January 28, 2008, MarkWest Pioneer, L.L.C., a wholly owned subsidiary of the Partnership announced that it has submitted a pre-filing application with the Federal Energy Regulatory Commission ("FERC") to construct a new interstate natural gas transmission pipeline. The 30-inch pipeline will be named the Arkoma Connector Pipeline ("ACP") and will extend approximately 50 miles from an interconnect with the Partnership's gathering system in the Woodford Shale production area in southeastern Oklahoma to an interconnect with the Midcontinent Express Pipeline ("MEP") in Bennington, Oklahoma. The ACP will provide significant additional outlets for producers in the Woodford Shale as volumes continue to rapidly increase. In addition, the Partnership executed agreements with significant Woodford producers, including Newfield Exploration Company, to provide transportation capacity in excess of 500,000 Mcf/d on the ACP. The Partnership plans to spend $40.0 million in 2008 on developing the ACP, to be funded by operating cash flows and available debt.

        In conjunction with the transportation agreements, the Partnership and Midcontinent Express Pipeline LLC ("MEP LLC") entered into an option agreement that provides the Partnership with a one-time right to acquire 10 percent of the equity of MEP LLC after construction is complete on the MEP and it is placed into service. MEP LLC is a 50/50 joint venture between Kinder Morgan Energy Partners, L.P. and Energy Transfer Partners, L.P. The MEP, connecting Bennington, Oklahoma, and Perryville, Louisiana, will have initial capacity of 1.4 Bcf/d.

        On February 11, 2008, the Partnership agreed to acquire a 20% interest in Centrahoma Processing LLC ("Centrahoma LLC") for $11.6 million, with a right to acquire an additional 20% interest under certain circumstances. Closing on March 3, 2008 was subject to conveyance of certain

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Subsequent Events (Continued)

properties to Centrahoma LLC by the other member and the reimbursement of $0.6 million to the Partnership related to the termination of a virtual joint venture with the other member of the Centrahoma LLC. Centrahoma LLC will own certain processing plants in the Arkoma basin. At closing, MarkWest signed agreements to dedicate certain acreage in the Woodford Shale play to the Centrahoma LLC through March 1, 2018.

        On February 20, 2008, the Partnership entered into a new credit agreement ("Partnership Credit Agreement"). The Partnership Credit Agreement provides for a maximum lending limit of $575.0 million for a five-year term. The Partnership Credit Agreement includes a senior secured revolving facility of $350.0 million (that under certain circumstances can be increased to $550.0 million) and a $225.0 million term loan, both of which can be repaid at any time without penalty. The credit facility is guaranteed by the Partnership and all of the Partnership's subsidiaries, including the Company, and is collateralized by substantially all of the Partnership's assets and those of its subsidiaries. The Partnership made an intercompany loan to the Company in the amount of $225.0 million to fund, in part, the redemption of its common stock pursuant to the Merger and utilized borrowings under the $225.0 million term loan of the Partnership Credit Agreement. The Company will borrow the money from the Partnership on the same terms as the Partnership is borrowing the funds pursuant to the Partnership's credit facilities described above, except that the Company will pay interest to the Partnership at the Partnership's debt cost plus 1.0%. In addition, borrowings under the revolving facility portion of Partnership Credit Agreement were used to finance other payments under the Merger, outstanding amounts due on the Partnership Credit Facility of $67.0 million. The Partnership Credit Agreement required the payment of $10.2 million in deferred financing costs. As of February 25, 2008, the Partnership had borrowed $45.5 million under the revolving facility portion of Partnership Credit Agreement and approximately $258.5 was available to be borrowed.

        The borrowings under the credit facility bear interest at a variable interest rate, plus basis points. The variable interest rate typically is based on the London Inter Bank Offering Rate ("LIBOR"); however, in certain borrowing circumstances the rate would be based on the higher of a) the Federal Funds Rate plus 0.5-1%, and b) a rate set by the Partnership Credit Facility's administrative agent, based on the U.S. prime rate. The basis points correspond to the ratio of the Partnership's Consolidated Funded Debt (as defined in the Partnership Credit Agreement) to Adjusted Consolidated EBITDA (as defined in the Partnership Credit Agreement), ranging from 0.50% to 1.25% for Base Rate loans, and 1.50% to 2.25% for LIBOR loans. The basis points will increase by 0.50% during any period (not to exceed 270 days) where the Partnership makes an acquisition for a purchase price in excess of $50.0 million. The Partnership will incur a commitment fee on the unused portion of the credit facility at a rate between 30.0 and 50.0 basis points based upon the ratio of consolidated senior debt (as defined in the Partnership Credit Agreement) to consolidated EBITDA (as defined in the Partnership Credit Facility). As of February 25, 2008, the interest note for borrowings under the Credit Facility was LIBOR plus 1.50%.

        On February 21, 2008, the Partnership consummated the transactions contemplated by its plan of redemption and merger with the Company and MWEP, L.L.C., a wholly owned subsidiary of the Partnership. Under the Merger, the Company, subject to pro ration, redeemed for cash those shares of Company common stock electing to receive cash. Immediately after the redemption, the Partnership acquired the Company through a merger of MWEP, L.L.C. with and into the Company, pursuant to which all remaining shares of the Company's common stock were converted into approximately

MARKWEST HYDROCARBON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Subsequent Events (Continued)

15.4 million Partnership common units. As a result of the merger, the Company is a wholly owned subsidiary of the Partnership. In connection with the merger, the incentive distribution rights in the Partnership, the 2% economic interest in the Partnership of MarkWest Energy GP, L.L.C. (the "General Partner") and the Partnership common units owned by the Company were exchanged for Partnership Class A Units. Contemporaneously with the closing of the transactions contemplated by the Merger, the Partnership separately acquired 100% of the Class B membership interests in the General Partner that had been held by current and former management and certain directors of the Company and the General Partner. The Company paid to its stockholders approximately $240.5 million in cash in the redemption and the Partnership issued to the Company's stockholders approximately 15.5 million Partnership common units in the merger. As a result of the merger and redemption, the Company owns approximately 31% of the Partnership.

        The Merger will be accounted for in accordance with SFAS 141, and related interpretations. The Merger is considered a downstream merger whereby the Company is viewed as the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal purposes. As such, the merger will be accounted for in the Company's consolidated financial statements as an acquisition of non-controlling interest using the purchase method of accounting. Under this accounting method, the Partnership's accounts, including goodwill, will be adjusted to proportionately step up the book value of certain assets and liabilities. The total fair value of the non-controlling interest to be acquired was the number of non-controlling interest units outstanding on the date the merger closed valued at the then current per unit market price of the Partnership common units. The cash and the Partnership units distributed to officers and directors of the General Partner for their Class B membership interests in the General Partner were recorded as settlement of the share-based payment liability.

        The General Partner board approved the 2008 LTIP on October 12, 2007 and such plan was approved by the Partnership unitholders at the meeting to approve the Merger. The 2008 LTIP reserves 2.5 million common units for issuance for the purpose of attracting and retaining highly qualified officers, directors, key employees and other key individuals and to motivate them to serve the general partner and to expend maximum effort to improve the business results and earnings of the General Partner, the Partnership and their affiliates. The 2008 LTIP will be treated as an equity plan. No further awards will be made pursuant to the long-term incentive plan currently in place. The compensation committee of the general partner administers the 2008 LTIP and may award unrestricted units, restricted units, phantom units, distribution equivalent rights, performance awards or any combination of the aforementioned.

        On February 21, 2008, 765,000 phantom units were granted to senior executives and other key employees under the 2008 LTIP. The phantom units vest on a time-based and performance-based schedule over a three year period. Forty percent (40%) of the total individual grant is based on continuing employment over the three-year vesting period, and sixty percent (60%) of the total individual grant is performance-based. Vesting of the performance-based awards is conditional upon the achievement of designated annual financial performance goals established by the Board of Directors, with 10% of the performance-based awards reserved for vesting at the discretion the Board of Directors. The annual financial performance goals will be based upon established targets of distributable cash flow per unit. This long-term equity incentive arrangement also contains a recapture provision. If the annual performance targets are not achieved in year one and/or year two of the vesting schedule, but the cumulative three year overall performance goal is achieved, the recapture provision allows for the vesting of a reduced percentage of the year one and/or year two performance equity awards.

  (b)
  Pro forma financial information.

        Following are the pro forma financial statements of MarkWest Hydrocarbon, Inc. for the year ended December 31, 2007.

MARKWEST ENERGY PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        On February 21, 2008, MarkWest Energy Partners, L.P. (the "Partnership" or "MarkWest Energy Partners"), closed its plan of redemption and merger (the "Merger") with MarkWest Hydrocarbon, Inc. (the "Company" or "MarkWest Hydrocarbon") and MWEP, L.L.C., a wholly owned subsidiary of the Partnership, pursuant to which the Company was merged into the Partnership. Under the Merger, the Company, subject to pro ration, redeemed for cash those shares of Company common stock electing to receive cash. Immediately after the redemption, the Partnership acquired the Company through a merger of MWEP, L.L.C. with and into the Company, pursuant to which all remaining shares of the Company's common stock were converted into approximately 15.5 million Partnership common units. As a result of the Merger, the Company is a wholly owned subsidiary of the Partnership. In connection with the Merger, the incentive distribution rights in the Partnership, the 2% economic interest in the Partnership of MarkWest Energy GP, L.L.C. (the "General Partner") and the Partnership common units owned by the Company were exchanged for Partnership Class A Units. Contemporaneously with the closing of the transactions contemplated by the Merger, the Partnership separately acquired 100% of the Class B membership interests in the General Partner that had been held by current and former management and certain directors of the Company and the General Partner. The Company paid to its stockholders approximately $240.5 million in cash in the redemption and the Partnership issued to the Company's stockholders approximately 15.5 million Partnership common units in the Merger. As a result of the merger and redemption, the Company owns approximately 31% of the Partnership.

        The Merger will be accounted for in accordance with SFAS 141, and related interpretations. The Merger is considered a downstream merger whereby the Company is viewed as the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal purposes. As such, the Merger will be accounted for in the Company's consolidated financial statements as an acquisition of non-controlling interest using the purchase method of accounting. Under this accounting method, the Partnership's accounts, including goodwill, will be adjusted to proportionately step up the book value of certain assets and liabilities. The total fair value of the non-controlling interest to be acquired was the number of non-controlling interest units outstanding on the date the Merger closed of 34.5 million units valued at the then current per unit market price of the Partnership common units of $31.79. The cash and the Partnership units distributed to officers and directors of the General Partner for their Class B membership interests in the General Partner were recorded as settlement of the share-based payment liability.

        The phantom units outstanding under the existing 2003 Long Term Incentive Plan of the Company ("2003 LTIP") will remain under the terms of that plan until their respective settlement dates. The Partnership assumed the MarkWest Hydrocarbon, Inc. 2006 Stock Incentive Plan ("2006 Plan") and converted the outstanding shares of restricted stock granted under the 2006 Plan to phantom units at the ratio of 1.9051. The converted phantom units will remain outstanding under the terms of the 2006 Plan until their respective settlement dates. No further awards will be made pursuant to the 2003 LTIP or 2006 Plan.

        The General Partner board approved the 2008 LTIP on October 12, 2007 and such plan was approved by the Partnership unitholders at the meeting to approve the Merger. The 2008 LTIP reserves 2.5 million common units for issuance for the purpose of attracting and retaining highly qualified officers, directors, key employees and other key individuals and to motivate them to serve the general partner and to expend maximum effort to improve the business results and earnings of the General

Partner, the Partnership and their affiliates. The 2008 LTIP will be treated as an equity plan. The compensation committee of the General Partner administers the 2008 LTIP and may award unrestricted units, restricted units, phantom units, distribution equivalent rights, performance awards or any combination of the aforementioned.

        On February 21, 2008, 765,000 phantom units were granted to senior executives and other key employees under the 2008 LTIP. The phantom units vest on a time-based and performance-based schedule over a three year period. Forty percent (40%) of the total individual grant is based on continuing employment over the three-year vesting period, and sixty percent (60%) of the total individual grant is performance-based. Vesting of the performance-based awards is conditional upon the achievement of designated annual financial performance goals established by the Board of Directors, with 10% of the performance-based awards reserved for vesting at the discretion the Board of Directors. The annual financial performance goals will be based upon established targets of distributable cash flow per unit. This long-term equity incentive arrangement also contains a recapture provision. If the annual performance targets are not achieved in year one and/or year two of the vesting schedule, but the cumulative three year overall performance goal is achieved, the recapture provision allows for the vesting of a reduced percentage of the year one and/or year two performance equity awards.

        The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of MarkWest Hydrocarbon and MarkWest Energy Partners, giving effect to the redemption and merger as if it had been consummated on December 31, 2007 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007, giving effect to the merger as if it had occurred on January 1, 2007. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (a) directly attributable to the merger, (b) factually supportable and (c) with respect to the statement of operations, expected to have a continuing impact on the combined results.

        These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited consolidated financial information and accompanying notes of MarkWest Hydrocarbon and MarkWest Energy Partners included in MarkWest Energy Partners' previous filings with the U.S. Securities and Exchange Commission and the audited MarkWest Hydrocarbon Company financial statements included above. The unaudited pro forma condensed combined financial statements are based on assumptions that the Partnership and the Company believe are reasonable under the circumstances and are intended for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the redemption and merger had been completed at the dates indicated.

MARKWEST ENERGY PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2007

(in thousands)

	(1)	(2)	(2)	(3)
	Energy Partners Historical	Hydrocarbon Standalone Historical	Eliminations	Hydrocarbon Consolidated Historical	Pro Forma Adjustments		MarkWest Energy Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$26,505	$11,190	$—	$37,695	$221,625 5,352 (240,509 (6,820 (21,017 3,674	(a) (a) )(b) )(c) )(d) (e)	$—
Trading securities	—	3,674	—	3,674	(3,674	)(e)	—
Available for sale securities	—	6,474	—	6,474	—		6,474
Receivables	110,154	20,723	—	130,877	—		130,877
Receivable from affiliate	8,582	4,229	(12,811)	—	—		—
Inventories	3,118	27,210	—	30,328	—		30,328
Fair value of derivative instruments	99	9,342	—	9,441	—		9,441
Deferred income taxes	—	16,667	—	16,667	(273	)(h)	16,394
Other current assets	20,893	30,285	—	51,178	(3,914	)(c)	47,264

Total current assets	169,351	129,794	(12,811)	286,334	(45,556)		240,778

Property, plant and equipment, net	823,737	7,072	—	830,809	176,488	(f)	1,007,297

Investment in Starfish	58,709	—	—	58,709	—		58,709
Intangible assets, net	326,722	—	—	326,722	388,204	(f)	714,926
Goodwill	—	—	—	—	24,064	(f)	24,064
Deferred financing costs, net	13,190	238	—	13,428	3,375 (11,304	(a) )(g)	5,499
Deferred contract cost, net	—	2,236	—	2,236	—		2,236
Investment in and advances to other equity investee	—	88,712	(88,712)	—	—		—
Other long term assets	1,043	—	—	1,043	—		1,043
Fair value of derivative instruments	82	5,332	—	5,414	—		5,414
Deferred income taxes	—	—	—	—	—		—

Total other assets	399,746	96,518	(88,712)	407,552	404,339		811,891

Total assets	$1,392,834	$233,384	$(101,523)	$1,524,695	$535,271		$2,059,966

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$163,198	$23,969	$(191)	$186,976	$—		$186,976
Payables to affiliate	4,229	8,582	(12,811)	—	—		—
Fair value of derivative instruments	21,658	55,768	—	77,426	—		77,426

Total current liabilities	189,085	88,319	(13,002)	264,402	—		264,402

Deferred income taxes	1,220	8,288	(1,008)	8,500	10,047	(h)	18,547
Fair value of derivative instruments	35,381	48,670	—	84,051	—		84,051
Long-term debt	552,695	—	—	552,695	225,000 5,352 (5,577	(a) (a) )(f)	777,470
Other long-term liabilities	3,130	47,943	—	51,073	(47,943	)(d)	3,130
Non-controlling interest in consolidated subsidiary	—	964	523,619	524,583	(524,583	)(i)	—

Total liabilities	781,511	194,184	509,609	1,485,304	(337,704)		1,147,600

Total stockholders' equity	611,323	39,200	(611,132)	39,391	(240,509 1,095,917 30,078 (3,152 (2,705 (6,654	)(b) (j) (d) )(d) )(c) )(h)	912,366

Total liabilities and stockholders' equity	$1,392,834	$233,384	$(101,523)	$1,524,695	$535,271		$2,059,966

(1)
Amounts derived from Form 10-K for MarkWest Energy Partners, L.P. for the year ended December 31, 2007.

(2)
Amounts derived from internally prepared consolidating balance sheet for MarkWest Hydrocarbon, Inc. as of December 31, 2007.

(3)
Amounts derived from the audited financial statements of MarkWest Hydrocarbon, Inc. for the year ended December, 2007 included in this Form 8-K.

See notes to unaudited pro forma condensed combined financial statements

MARKWEST ENERGY PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS

For the year ended December 31, 2007

(in thousands, except per unit data)

	(1)	(2)	(2)	(2)
	Energy Partners Historical	Hydrocarbon Standalone Historical	Eliminations	Hydrocarbon Consolidated Historical	Pro Forma Adjustments		Energy Partners Pro Forma
Revenue	$602,879	$157,919	$(75,041)	$685,757	$—		$685,757
Operating expenses:
Purchased product costs	358,720	194,565	(50,201)	503,084	—		503,084
Facility expenses	75,036	20,844	(25,031)	70,849	—		70,849
Selling, general and administrative expenses	51,334	21,150	—	72,484	(20,353 3,152 6,115 (6,394 140	)(d) (d) (k) )(l) (o)	55,144
Depreciation	40,171	1,110	—	41,281	4,422	(f)	45,703
Amortization of intangible assets	16,672	—	—	16,672	23,080	(f)	39,752
Loss(gain) on disposal of property, plant and equipment	7,564	179	—	7,743	—		7,743
Accretion of asset retirement and lease obligations	114	—	—	114	—		114
Impairments	356	—	—	356	—		356

Total operating expenses	549,967	237,848	(75,232)	712,583	10,162		722,745
Income (loss) from operations	52,912	(79,929)	191	(26,826)	(10,162)		(36,988)
Other income (expense):
Earnings from unconsolidated affiliates	5,309	—	—	5,309	—		5,309
Interest income	2,887	1,660	—	4,547	—		4,547
Interest expense	(38,946)	(489)	—	(39,435)	(13,956	)(m)	(53,391)
Amortization of deferred financing costs (a component of interest expense)	(2,717)	(266)	—	(2,983)	(675 1,375 (1,281	)(f) (g) )(f)	(3,564)
Dividend income	—	626	—	626	—		626
Miscellaneous expense	(1,002)	609	—	(393)	—		(393)

Income (loss) before non-controlling interest in net income of consolidated subsidiary and income taxes	18,443	(77,789)	191	(59,155)	(24,699)		(83,854)
Non-controlling interest in net income of consolidated subsidiary	—	—	(4,853)	(4,853)	4,853	(i)	—
Interest in net income of consolidated subsidiary	—	13,432	(13,432)	—	—		—

Income (loss) before taxes	18,443	(64,357)	(18,094)	(64,008)	(19,846)		(83,854)
Provision for income tax (expense) benefit	(1,244)	24,807	1,086	24,649	(351	)(h)	24,298

Net (loss) income	$17,199	$(39,550)	$(17,008)	$(39,359)	$(20,197)		$(59,556)

Basic—Weighted average units outstanding	35,496				11,566	(n)	47,062
Diluted—Weighted average units outstanding	35,657					(n)(3)	47,062
Net income per limited partner unit—basic	$0.12
Net income per limited partner unit—diluted	$0.12
Net income per unit—basic							$(1.27)
Net income per unit—diluted							$(1.27)

(1)
Amounts derived from Form 10-K for MarkWest Energy Partners, L.P. for the year ended December 31, 2007, except for earnings per unit amounts. Earnings per unit amounts for historical Partnership financial information have been computed in accordance with Emerging Issues Task Force Issue No. 03-6 ("EITF 03-6") because the general partner's interest in net income was subject to certain allocations. With the elimination of the general partner interests, the Partnership will no longer need to compute the earnings per unit under a two-class method.

(2)
Amounts derived from the audited financial statements of MarkWest Hydrocarbon, Inc. for the year ended December, 2007 included in this Form 8-K.

(3)
Due to the Company's net loss, phantom units were excluded from the calculation of diluted units because the common units were anti-dilutive. See footnote n to these unaudited pro forma condensed combined financial statements for more information.

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

        These unaudited pro forma condensed combined financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the management of MarkWest Hydrocarbon and MarkWest Energy Partners; therefore, actual results could differ materially from the pro forma information. However, management believes the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. The Partnership and the Company believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

        The merger between MarkWest Hydrocarbon and MarkWest Energy Partners is considered a downstream merger wherein MarkWest Hydrocarbon is viewed as the surviving consolidated entity for accounting purposes rather than MarkWest Energy Partners, the surviving consolidated entity for legal purposes. As such, the merger will be accounted for in MarkWest Hydrocarbon's consolidated financial statements as an acquisition of non-controlling interest using the purchase method of accounting. Under this accounting method, MarkWest Energy's accounts, including goodwill, will be adjusted to proportionately step up the book value of certain assets and liabilities. The total fair value of the non-controlling interest acquired is the number of non-controlling interest units outstanding on the date the redemption and merger on February 21, 2008 of 34.5 million units valued at the then current per unit market price of MarkWest Energy Partners' common units, which was $31.79. The payment of cash to the stockholders of MarkWest Hydrocarbon for the redemption of shares that were not converted into MarkWest Energy common units is considered a distribution of capital, and accordingly, a reduction of MarkWest Hydrocarbon stockholders' equity.

2. Accounting Purchase Price

($ in thousands)	Units	Dollars
Fair value of units held prior to merger	34,473,647	$1,095,917
Add: Direct costs of the merger		8,029

Total Accounting Purchase Price		$1,103,946

        The above accounting purchase price is based on the per unit price of $31.79 as of the transaction date on February 21, 2008. All remaining shares of the Company's common stock were converted into approximately 15.5 million Partnership common units. The Partnership unitholders will continue to own their existing Partnership common units. The Partnership common units will continue to be traded on the New York Stock Exchange under the symbol "MWE".

        Prior to the redemption and merger, MarkWest Hydrocarbon owned 14.3% (either directly or indirectly through the General Partner) of MarkWest Energy Partners, which will remain at the current net book value on MarkWest Hydrocarbon's balance sheet subsequent to this transaction. The remaining non-controlling interest acquired in this transaction will be a proportional step up in book value based on 85.7% of the total fair value of MarkWest Energy Partners assets and liabilities. This proportional step up in book value is allocated to the Partnership's assets and liabilities based upon the estimated fair values as of February 21, 2008, the date of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, the final determination of the fair value of the Partnership's assets and liabilities will be based on the actual net tangible and intangible assets that exist as of February 21, 2008, the date of the Merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

2. Accounting Purchase Price (Continued)

and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. MarkWest Hydrocarbon estimated the fair value of the Partnership's assets and liabilities based on discussions with MarkWest Energy Partners' management, due diligence and information presented in public filings. Final valuations will be performed as of the merger date of February 21, 2008. Increases or decreases in the fair value of relevant balance sheet amounts including property and equipment, debt and intangibles will result in adjustments to the balance sheet and/or statement of operations. There can be no assurance that the final determination will not result in material changes.

        The following table shows MarkWest Hydrocarbon's preliminary purchase price allocation as of December 31, 2007 (in thousands):

Description	Original Net Book Value	Fair Value	85.7% Proportional Step- Up of Fair Value	Average Depreciable Life
PP&E	$823,737	$1,029,674	$176,488	18
Intangible assets	326,722	779,702	388,204	19
Long-term debt	552,695	559,203	5,577	8
Deferred financing costs, net	13,190	—	(11,304)
Goodwill			24,064

Total Adjustments			583,029

Deferred income taxes	n/a	n/a	(3,666)
Non-controlling interest			524,583

Total purchase price			$1,103,946

n/a—Amounts represent a reclassification from non-controlling interest plus the recognition of deferred tax liabilities related to temporary tax differences that are expected to reverse in future periods related to the step-up of fair value for income related taxes in Texas and Michigan.

        To the extent that any amount is assigned to a tangible or finite lived intangible asset, this amount may ultimately be depreciated or amortized (as appropriate) to earnings over the expected period of benefit of the asset. To the extent that any amount remains as goodwill or indefinite lived intangible assets, this amount would not be subject to depreciation or amortization, but would be subject to periodic impairment testing and, if necessary, would be written down to fair value should circumstances warrant.

3. Pro Forma Adjustments

        (a)   Proceeds of $221.6 million received by the Company from the Partnership from funds that the Partnership will have available under a new credit facility with Royal Bank of Canada ("RBC") that was drawn for $225.0 million, net of $3.4 million in deferred financing costs. The Partnership also borrowed $5.4 million on their line of credit to partially fund the cash exchange of $240.5 million. An additional $6.7 million of deferred financing costs not included in the pro forma adjustments were incurred related to the revolving credit facility which will be used for operations and future acquisitions.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

3. Pro Forma Adjustments (Continued)

        (b)   Represents the cash consideration for the Company's 12.1 million outstanding shares that were converted at the redemption and merger agreement's stated consideration of $20 per share. The payment of cash to the stockholders of MarkWest Hydrocarbon is considered a distribution of capital, and accordingly, a reduction of MarkWest Hydrocarbon stockholders' equity.

        (c)   The $6.8 million cash adjustment reflects estimated direct costs of the Merger yet to be paid (estimated $2.7 million incurred by the Partnership and $4.1 million incurred by the Company). The estimated direct costs of the Company already incurred ($3.9 million) plus the $4.1 million yet to be paid are included in the purchase price allocation. The Partnership expenses its direct costs (total estimate of $9.1 million of which $6.4 million was incurred in 2007) as the Partnership is not the accounting acquirer. The total costs of the Merger for both the Company and the Partnership are expected to be $17.1 million.

        (d)   MarkWest Hydrocarbon had previously entered into an arrangement with certain directors and employees of the Company referred to as the "Participation Plan." Under this plan, MarkWest Hydrocarbon sold interests in the Partnership's General Partner, under a purchase and sale agreement. Under Statement of Financial Accounting Standards No. 123R, Share-Based Payment, the General Partner interests were classified as liability awards and were required to be marked-to-market at the end of each period. As a result of the buyout of non-Company interests in the General Partner, the obligations remaining under the Participation Plan are no longer due and as such all impacts of these transactions have been removed, including expenses incurred. The Partnership paid cash of $21.0 million and redeemed 946,146 of MarkWest Hydrocarbon shares (valued at $30.1 million on the merger date) to the Class B members of the General Partner for Class B membership interests. In total the consideration for units and cash was $51.1 million on the merger date. The payments made to the Class B membership interests owners are treated as a reduction of the General Partner compensation accrual with the difference of $3.2 million being recorded as compensation expense on the day of the merger at the current per unit market price of $31.79.

        (e)   Reflects $3.7 million of marketable securities redeemed to partially fund the cash exchange of $240.5 million.

        (f)    Represents a preliminary proportional step-up of the Partnership's assets and related depreciation/amortization expense as a result of the purchase accounting treatment of the merger (as referenced in the preliminary purchase price allocation in Note 2). The fair value estimates for customer relationships were estimated from a version of the income approach, known as the excess earnings method. This process involves an analysis of the expected future invested capital cash flows after concluding a provision for a fair return on other recognized contributory assets.

        The fair value of the Partnership's Senior Notes was valued using a high yield market price from a banking organization.

        The fair value estimates for tangible assets were valued using the cost approach. The cost approach was applied using historical cost information while considering the estimated cost of reproduction new.

        The residual purchase price allocation is allocated to goodwill.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

3. Pro Forma Adjustments (Continued)

        The final purchase price allocations, may result in different allocations for tangible and intangible assets than presented in the unaudited pro forma condensed combined financial statements, and those differences could be material.

        (g)   Reflects the elimination of 85.7% deferred financing costs and related amortization expense associated with the long-term debt of the Partnership to reflect the purchase method of accounting.

        (h)   Reflects adjustment to write off deferred tax assets and liabilities related to other pro forma adjustments. In addition, provision for income tax expense was modified to account for the Company's ownership of 30.7% of the Partnership's stand alone earnings, excluding the impact of the proportional step-up.

        (i)    Reflects the merger being accounted for in MarkWest Hydrocarbon's consolidated financial statements as an acquisition of non-controlling interest using the purchase method of accounting.

        (j)    Reflects the fair value of non-controlling interest of $1.1 billion held as of the merger date of February 21, 2008 based on the closing price of $31.79.

        (k)   Reflects the revaluation of the Company's unvested restricted stock as of February 21, 2008 that will be converted to Partnership phantom units. The original valuation of these awards was determined by MarkWest at the original grant dates.

        (l)    Reflects the elimination of transaction costs recorded by the Company in its historical results of operations.

        (m)  Reflects additional interest expense and amortization expense of deferred financing costs related to the $225.0 million loan from RBC.

        (n)   Reflects the elimination of the Company stockholders' equity and the issuance of Partnership common units as consideration for the Merger. See the reconciliation of historical weighted average

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

3. Pro Forma Adjustments (Continued)

basic and diluted shares to the pro forma weighted average basic and diluted shares used to calculate earnings per share below (in thousands):

Year ended December 31, 2007
Basic:
Partnership weighted average shares	35,496
Partnership vested new phantom units	106
Exchange of Company's Partnership units for Class A units	(4,939)
Partnership units issued to Class B members of the General Partner	946
Shares issued by the Partnership to the Company (at exchange ratio of 1.0951)	15,453

Pro forma weighted average shares—Basic	47,062
Diluted:
Dilution from Company restricted shares converted to Partnership phantom units	49
Dilution from Partnership unvested phantom units	161
Dilution from Partnership new phantom units	204

Pro forma weighted average shares—Diluted (1)	47,476

    (1)
    Due to the Company's net loss, phantom units were excluded from the calculation of diluted units because the common units were anti-dilutive.

        (o)   Costs expected to be incurred in relation to the accounting for the merger.

4. Transaction Financing

        In addition to cash on hand, the Partnership arranged a $225.0 million loan with RBC that was used to fund part of the $240.5 million in cash distributions for the merger. A change of 1/8% in the assumed interest rate on this loan of 6.2% would impact annual pro forma earnings by approximately $281,000.

  (c)
  Shell company transactions.

        None.

  (d)
  Exhibits—Starfish Pipeline Company, LLC audited financial statements

        Following are the audited financial statements of Starfish Pipeline Company, LLC for the three years ended December 31, 2007.

Report of Independent Auditors

To the Board of Directors and Members of
Starfish Pipeline Company, LLC

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of members' capital and cash flows present fairly, in all material respects, the financial position of Starfish Pipeline Company, LLC and its subsidiaries (the "Company") at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As described in Note 3 to the financial statements, the Company has significant transactions and relationships with affiliated entities.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 22, 2008

Starfish Pipeline Company, LLC

Consolidated Balance Sheets

December 31, 2007 and 2006

(in thousands of dollars)	2007	2006
Assets
Current assets
Cash and cash equivalents	$1,504	$2,846
Transportation receivables (Note 2)	3,920	7,416
Accrued other receivables (Note 4)	343	1,347
Other receivables from related parties	22	251
Gas imbalance and gas imbalance net under recoveries (Note 2)	491	1,511
Other assets	418	363

Total current assets	6,698	13,734
Pipelines, plant and equipment, net (Note 5)	127,019	133,443

Total assets	$133,717	$147,177

Liabilities and Members' Capital
Current liabilities
Accounts payable and accrued liabilities	$2,257	$2,625
Other payables to related parties	370	3,045
Gas imbalances (Note 2)	—	322
Current obligation under capital lease	622	578

Total current liabilities	3,249	6,570
Obligation under capital lease, less current portion	5,216	5,883
Asset retirement obligation (Note 7)	5,651	5,936
Regulatory liability (Note 7)	9,722	9,349

Total liabilities	23,838	27,738
Members' capital	109,879	119,439

Total liabilities and members' capital	$133,717	$147,177

The accompanying notes are an integral part of these consolidated financial statements.

Starfish Pipeline Company, LLC

Consolidated Statements of Income

Years Ended December 31, 2007, 2006 and 2005

(in thousands of dollars)	2007	2006	2005
Operating revenues
Transportation	$27,081	$28,736	$16,739
Dehydration and other	5,532	3,342	2,604

Total revenues	32,613	32,078	19,343

Operating expenses
Operating and maintenance	9,640	12,856	11,563
Administrative and general	1,724	1,922	1,821
Depreciation and amortization	8,946	7,786	6,371
Accretion and regulatory expense	344	324	316

Total operating expenses	20,654	22,888	20,071

Net operating income (loss)	11,959	9,190	(728)

Other income (expense)
Interest expense	(453)	(504)	(536)
Interest income	183	269	42
Other income	429	546	354

Total other income (expenses)	159	311	(140)

Net income (loss)	$12,118	$9,501	$(868)

The accompanying notes are an integral part of these consolidated financial statements.

Starfish Pipeline Company, LLC

Consolidated Statements of Members' Capital

Years Ended December 31, 2007, 2006 and 2005

(In thousands of dollars)	MarkWest	Enbridge	Total
	(Note1)	(Note 1)
Balances at December 31, 2004	$36,819	$36,819	$73,638
Contributions	1,486	1,486	2,972
Distributions	(2,653)	(2,654)	(5,307)
Net income	(434)	(434)	(868)

Balances at December 31, 2005	35,218	35,217	70,435
Contributions	19,751	19,752	39,503
Net income	4,751	4,750	9,501

Balances at December 31, 2006	59,720	59,719	119,439
Distributions	(10,839)	(10,839)	(21,678)
Net income	6,059	6,059	12,118

Balances at December 31, 2007	$54,940	$54,939	$109,879

The accompanying notes are an integral part of these consolidated financial statements.

Starfish Pipeline Company, LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005

(in thousands of dollars)	2007	2006	2005
Cash flows from operating activities
Net income	$12,118	$9,501	$(868)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	8,946	7,786	6,371
Accretion and regulatory expense	344	324	316
Provision for bad debts	—	(1,422)	1,422
Changes in working capital
Transportation receivables	3,496	473	(3,520)
Other receivables from related parties	229	1,235	2
Gas imbalance net under recoveries	1,020	2,717	(3,403)
Accrued other receivable and other assets	703	(1,440)	(8)
Accounts payable and accrued liabilities	(1,528)	(2,708)	4,002
Gas imbalances	(322)	(6,002)	3,899
Other payables to related parties	(2,675)	2,623	(222)

Net cash provided by operating activities	22,331	13,087	7,991

Cash flows from investing activities
Capital expenditures	(1,375)	(27,993)	(2,962)
Acquisition of assets	—	(22,747)	—

Net cash used in investing activities	(1,375)	(50,740)	(2,962)

Cash flows from financing activities
Contribution from members	—	39,503	1,486
Distribution to members	(21,678)	—	(5,307)
Capital lease payments	(620)	(578)	(538)

Net cash (used in) provided by financing activities	(22,298)	38,925	(4,359)

(Decrease) increase in cash and cash equivalents	(1,342)	1,272	670
Cash and cash equivalents
Beginning of year	2,846	1,574	904

End of year	$1,504	$2,846	$1,574

The accompanying notes are an integral part of these consolidated financial statements.

Starfish Pipeline Company, LLC

Notes to Consolidated Financial Statements

December 31, 2007 and 2006

1.    Organization and Business

        Starfish Pipeline Company, LLC ("Starfish" or the "Company") was formed on December 8, 2000, under the provisions of the Delaware Limited Liability Company Act. Starfish was owned 50% each by Enterprise Products Operating, LP ("Enterprise") and Shell Gas Transmission, LLC ("Shell"), an affiliate of Shell Oil Company ("SOC"). In January 2001, Starfish acquired 100% of Stingray Pipeline Company, LLC ("Stingray"), West Cameron Dehydration, LLC ("West Cameron") and Triton Gathering, LLC ("Triton", previously East Breaks Gathering Company, LLC) from Deepwater Holdings, LLC, an affiliate of the El Paso Corporation. The purchase price was $50,200,000, which was allocated based on the fair value of the net assets acquired. Since the estimated fair value of the net assets was in excess of the purchase price, no goodwill was recorded. On December 31, 2004, SOC sold its interest in Shell to Enbridge Holdings (Offshore) L.L.C. ("Enbridge"), an affiliate of Enbridge (U.S.) Inc. Therefore, as of December 31, 2004, SOC was no longer an affiliate. Subsequent to the sale, Shell was renamed Enbridge Offshore (Gas Transmission) L.L.C. On March 31, 2005, with an effective date of January 1, 2005, Enterprise sold its interest in Starfish to MarkWest Energy Partners L.P. ("MarkWest"). Therefore, as of January 1, 2005, Enterprise was no longer an affiliate.

        Stingray operates a regulated natural gas pipeline system (the "Stingray System") engaged in the transmission of natural gas in the Louisiana and Texas offshore areas. The Stingray System consists of (i) 361 miles of 6 to 36-inch diameter pipeline that transports natural gas from the High Island Offshore System, or HIOS, West Cameron, East Cameron, Garden Banks and Vermilion lease areas in the Gulf of Mexico to onshore transmission systems in Louisiana, (ii) 43 miles of 16 to 20-inch diameter pipeline connecting platforms and leases in the Garden Banks Block 191 and 72 areas to the Stingray System, and (iii) 13 miles of 16-inch diameter pipeline connecting the GulfTerra Energy Partners L.P., formerly known as El Paso Energy Partners L.P., platform at East Cameron Block 373 to the Stingray System at East Cameron Block 338.

        West Cameron operates an unregulated natural gas dehydration facility that provides interruptible dehydration service to offshore platform operators connected to the Stingray System. The facility is located at Stingray station 701 in Holly Beach, Louisiana.

        Triton is an unregulated gathering system that includes 18 laterals, which are connected to the Stingray System, and located in the Garden Banks, East Cameron, Vermilion, and West Cameron areas of the Gulf of Mexico. This includes the Gunnison lateral completed in December 2003 and the West Cameron 62 Lateral purchased from El Paso in May 2006.

        Starfish has no employees and receives all administrative and operating support through contractual arrangements with affiliated companies. These services and agreements are outlined in Note 3, Related Party Transactions.

        Agreements between the member companies address the allocation of income and capital contributions and distributions amongst the respective members' capital accounts.

        The terms of the agreements include, but are not limited to, the following:

  •
  No member is required to make a capital contribution unless such member votes to approve the capital contribution;

  •
  If a member does not contribute by the time required, other non-defaulting members may elect to participate in its share of such advance in proportion to its membership interest;

Starfish Pipeline Company, LLC

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

1.    Organization and Business (Continued)

  •
  Starfish is required to distribute all available cash, as defined by the members, within thirty days of the end of the calendar month;

  •
  Starfish is not required to distribute any amounts that would cause it to materially default under any debt agreement or instrument.

2.    Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

  Use of Estimates and Significant Risks

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the related reported amounts of revenue and expenses during the reporting period. Such estimates and assumptions include those made in areas of FERC regulations, fair value of financial instruments, future cash flows associated with assets, useful lives for depreciation and potential environmental liabilities. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

        Development and production of natural gas in the service area of the pipeline and dehydration facilities are subject to, among other factors, prices for natural gas and federal and state energy policy, none of which are within Starfish's control.

  Regulation

        The Stingray System is an interstate pipeline subject to regulation by the Federal Energy Regulatory Commission ("FERC"). Stingray has accounting policies that conform to generally accepted accounting principles in the United States of America, as applied to regulated enterprises and are in accordance with the accounting requirements and ratemaking practices of the FERC.

        Stingray follows the regulatory accounting principles prescribed under Statement of Financial Accounting Standards ("SFAS") No. 71, Accounting for the Effects of Certain Types of Regulation. If Stingray discontinued the application of SFAS No. 71, due to an increased level of competition and discounting in its market area, adjustments and reversals of regulatory assets and liabilities would be necessary.

  Cash and Cash Equivalents

        All highly liquid investments with maturity of three months or less when purchased are considered to be cash equivalents.

Starfish Pipeline Company, LLC

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

2.    Significant Accounting Policies (Continued)

  Allowance for Doubtful Accounts

        Allowances have been established for losses on accounts, which may become uncollectible. Collectibility is reviewed regularly and the allowance is adjusted as necessary, primarily under the specific identification method. The allowance was $0 at December 31, 2007 and 2006, respectively.

        The Company recognized provisions for bad debts of $1,421,567 in 2005 relating to imbalance disputes with shippers which were resolved in 2006.

  Pipelines, Plant and Equipment

        Pipelines, plant and equipment consist primarily of natural gas pipeline assets and related facilities that are recorded at cost. The regulated portion of the pipeline assets includes an Allowance for Funds Used During Construction ("AFUDC"). The rates used in the calculation of AFUDC are determined in accordance with guidelines established by FERC. The pipeline and related facilities are depreciated on the straight-line method over 100 years. The dehydration facility is depreciated based on a useful life of 40 years. The laterals are depreciated based on a useful life of 10 years. Routine maintenance and repair costs are expensed as incurred while additions, improvements and replacements are capitalized.

        Leased property and equipment are capitalized, as appropriate, and the present value of the related lease payments is recorded as a liability. Amortization of capitalized lease assets is computed on a straight-line method over the term of the lease and recorded as a component of depreciation expense. Improvements to leased properties are amortized over their useful lives or the lease period, whichever is shorter.

        Starfish records depreciation using the group method of depreciation which is commonly used by pipelines, utilities and similar entities. Under the group method, upon the disposition of property, plant and equipment, the cost less net proceeds is typically charged to accumulated depreciation and no gain or loss on disposal is recognized. However, when a separately identifiable group of assets, such as a stand-alone pipeline system is sold, Starfish will recognize a gain or loss in the Consolidated Statements of Income for the difference between the cash received and the net book value of the assets sold.

  Impairment of Long Lived Assets

        Starfish evaluates its assets for impairment when events or circumstances indicate that the carrying values may not be recovered. These events include market declines that are believed to be other than temporary, changes in the manner in which Starfish intends to use a long-lived asset and adverse changes in the legal or business environment, such as adverse actions by regulators. When an event occurs, Starfish evaluates the recoverability of its carrying value based on its long-lived assets' ability to generate future cash flows on an undiscounted basis. If impairment is indicated Starfish will adjust the carrying value of assets downward.

  Asset Retirement Obligations

        Effective January 1, 2003, Starfish adopted SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143, issued in June 2001, requires the recording of liabilities equal to the fair

Starfish Pipeline Company, LLC

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

2.    Significant Accounting Policies (Continued)

value of asset retirement obligations and corresponding additional asset costs. The obligations included are those for which there is a legal obligation as a result of existing or enacted law, statute or contract. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or recognize a gain or loss. Starfish's assets are under the jurisdiction of the Department of Transportation and the Minerals Management Service ("MMS"). The MMS requires the ultimate abandonment of offshore facilities when they are no longer in use or when suspension for future utilization cannot be justified. Stingray and Triton recorded asset retirement obligations for several of their laterals during FAS 143 implementation in 2003. Starfish did not recognize any asset retirement obligations for its remaining assets because these were determined to be part of the main trunk-line system or laterals with long term usage potential, and due to current reserve estimates and expanding production in the deepwater of the Gulf of Mexico, the date of abandonment could not be reasonably estimated. FIN 47 provides specific guidance regarding when an asset retirement obligation is reasonably estimable including when sufficient information is available to apply an expected present value technique. The Company's implementation of FIN 47 did not have a material impact effect on these financial statements.

        Costs related to the retirement of the Stingray System are provided for in the rates charged to shippers, as allowed by the FERC. The amounts charged to shippers for the costs related to the retirement of the Stingray System differ from the period costs recognized in accordance with SFAS No. 143, and therefore, result in a difference in the timing of recognition of period costs for financial reporting and rate-making purposes. The Company recognizes a regulatory asset or liability for differences in the timing of recognition of the period costs associated with asset retirement obligations for financial reporting and rate-making purposes.

  Income Taxes

        Starfish is treated as a tax partnership under the provisions of the Internal Revenue Code. Accordingly, the accompanying financial statements do not reflect a provision for income taxes since Starfish's results of operations and related credits and deductions will be passed through to and taken into account by its members in computing their respective tax liabilities.

  Revenue Recognition

        Revenue from pipeline transportation of hydrocarbons is recognized upon receipt of the hydrocarbons into the pipeline system. Revenue from dehydration services is recognized at the time the service is performed.

  Gas Imbalances and Gas Imbalance Over (Under) Recoveries

        In the course of providing transportation services to customers, Stingray may receive different quantities of gas from shippers than the quantities delivered on behalf of those shippers. These transactions result in imbalances (gains and losses), which are settled in-kind each month through a fuel gas and unaccounted-for gas tracking mechanism, negotiated cash-outs between parties, or are subject to a cash-out procedure included in Stingray's tariff. Gas imbalances represent natural gas volumes owed to or due from Stingray's customers. Gas imbalances and gas imbalance over (under)

Starfish Pipeline Company, LLC

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

2.    Significant Accounting Policies (Continued)

recoveries are valued at an average monthly index price, which was $6.9560 per dekatherm ("Dth") for the month of December 2007 and $6.6100 per Dth for the month of December 2006.

        Stingray's FERC Gas Tariff, Third Revised Volume No. 1, Section 11.5, states that subsequent to the end of the twelve month billing period ending November 30 of each year, Stingray shall compare the revenues and costs under the cash-out procedures and shall refund, within 60 days, the gas imbalance net over recoveries to firm and interruptible transportation customers on a pro-rata basis in accordance with the transportation revenues Stingray received during that billing period. If the revenues received are less than the costs incurred, then Stingray shall carry forward the gas imbalance net under recoveries and may offset such net under recoveries against any future net over recoveries that may occur.

  Environmental Costs

        Starfish records environmental liabilities at their undiscounted amounts when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations, and include estimates of associated legal costs. As of December 31, 2007 and 2006, Starfish had no liabilities recognized for environmental costs.

  Fair Value of Financial Instruments

        The reported amounts of financial instruments such as cash and cash equivalents, receivables, and current liabilities approximate fair value because of their short maturities.

  Reclassifications

        Certain reclassifications have been made in the prior year consolidated financial statements to conform to the 2007 financial statement presentation. These reclassifications have no impact on net income.

3.    Related Party Transactions

        Starfish has no employees. Operating, maintenance and general and administrative services are provided to Starfish under service agreements with an Enbridge affiliate in 2007, 2006, and 2005. Substantially all operating and administrative expenses were incurred through services provided under these agreements. At December 31, 2007 and 2006, respectively, Starfish had affiliate payables of $369,507 and $3,044,796, and affiliates receivable of $22,360 and $251,378 relating to these agreements.

4.    Accrued Other Receivables

        Stingray operates an on-shore separation facility and charges the owners a fee for normal operations and any direct cost relating to repairs and maintenance of the facility. Upon request, Stingray also performs offshore repairs and maintenance services and charges the owners for those services. Included in accrued other receivables is $343,285 and $1,288,531 related to these activities in 2007 and 2006, respectively.

Starfish Pipeline Company, LLC

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

5.    Pipelines, Plant and Equipment

        Pipelines, plant and equipment at December 31, 2007 and 2006, is comprised of the following:

(in thousands of dollars)	2007	2006
Regulated pipelines and equipment	$66,967	$47,585
Regulated pipeline under capital lease	9,778	9,778
Unregulated pipelines and equipment	66,312	66,312
Dehydration facilities	4,349	4,349
Construction in progress	16,004	32,865
Asset retirement cost (regulated pipelines)	1,398	2,027

	164,808	162,916
Accumulated depreciation	37,789	29,473

	$127,019	$133,443

6.    Capital Lease

        Stingray leases a 36-inch pipeline from Natural Gas Pipeline Company of America ("NGPL"), an affiliate of Kinder Morgan, Inc., that connects Stingray's pipeline system to onshore Louisiana. In June 1999, the lease agreement with NGPL was extended for an additional 14 years beginning December 1, 1999, through November 30, 2013, with an option to purchase the asset at the expiration of the lease. Accordingly, Stingray accounts for this lease as a capital lease. The present value of the lease payments under the capital lease is recorded as other current and noncurrent liabilities in the accompanying balance sheet.

        Future minimum lease payments under capital leases are as follows:

(in thousands of dollars)
Year Ended December 31,
2008	$1,073
2009	1,073
2010	1,073
2011	1,073
2012	1,073
Thereafter	2,056

Total minimum lease payments	7,421
Less: Amount representing interest	(1,583)

Present value of net minimum lease payments, including current maturities of $622	$5,838

Starfish Pipeline Company, LLC

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

7.    Asset Retirement Obligation

        Activity related to the Company's asset retirement obligation ("ARO") during the year ended December 31, 2007 and 2006, is as follows:

(in thousands of dollars)	2007	2006
Balance of ARO as of January 1	$5,936	$5,593
Liabilities incurred during period	—	19
Revisions resulting from changes in expected cash flows	(629)	—
Accretion expense	344	324

Balance of ARO as of December 31	$5,651	$5,936

        For the years ended December 31, 2007, 2006 and 2005, the Company recognized depreciation expense related to its asset retirement cost ("ARC") of $505,191, $512,500 and $223,000, respectively.

        The rate case filed by Stingray with the FERC (Docket No. RP99-166) decreased the amount the Company could charge in their rates ("Negative Salvage") for asset retirement obligations. Beginning in 2003, the Negative Salvage the Company was allowed to recover was 0.25% of the total value of the Stingray System (approximately $697,000 per year). The Company recognized regulatory expense of approximately $267,309, $248,237 and $363,000 during the years ended December 31, 2007, 2006 and 2005, respectively. Activity related to the Company's regulatory liability during the years ended December 31, 2007 and 2006, is as follows:

(in thousands of dollars)	2007	2006
Balance of regulatory liability as of January 1	$9,349	$9,180
Negative Salvage recovered	697	697
Current period ARO accretion (Stingray's System)	(267)	(248)
Current period ARC depreciation (Stingray's System)	(57)	(280)

Balance of regulatory liability as of December 31	$9,722	$9,349

8.    Regulatory Matters

  Regulatory Environment

        The FERC has jurisdiction over Stingray with respect to transportation of gas, rates and charges, construction of new facilities, extension or abandonment of service facilities, accounts and records, depreciation and amortization policies and certain other matters.

        An annual charge totaling $297,597, $226,948 and $337,079 was paid to the FERC for fiscal years 2007, 2006 and 2005, respectively. This charge, to be recovered from customers through rates, was recorded as a regulatory asset and will be amortized over twelve months. During 2007, 2006 and 2005, respectively, $244,610, $304,518 and $318,082 was recorded as amortization expense.

Starfish Pipeline Company, LLC

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

9.    Commitments and Contingencies

        In the ordinary course of business, Starfish and its subsidiaries are subject to various laws and regulations including regulations of the FERC. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position or results of operations of Starfish.

        Various legal actions, which have arisen in the ordinary course of business, are pending with respect to the assets of the Starfish. Management believes that the ultimate disposition of these actions, either individually or in aggregate, will not have a material adverse effect on the financial position, the results of operations or cash flows of Starfish.

10.    Impact of Hurricane Rita

        In September 2005, Hurricane Rita ("Rita") caused substantial damage to both onshore and offshore facilities, resulting in loss of revenues and significant capital and maintenance expenditures. Onshore refurbishments were primarily complete as of December 31, 2005, and the majority of offshore refurbishments were completed as of December 31, 2006. As the Company is self insured, capital expenditures of approximately $24,218,000 and $24,051,000 and maintenance expenditures of approximately $6,724,000 and $6,356,000 have been incurred as of December 31, 2007 and 2006, respectively.

11.    Supplemental Cash Flow Disclosures

        Cash paid for interest for the years ended December 31, 2007, 2006 and 2005 was approximately $453,000, $495,000 and $451,000, respectively.

        Noncash financing and investing activities include:

        During 2007 and 2006, respectively, $0 and $19,000 of fixed asset additions were recognized due to recording of an asset retirement obligation.

        A revision resulting from changes in expected cash flows decreased the asset retirement obligation and asset retirement cost by $629,148 as of December 31, 2007.

        Construction in progress additions and accrued liabilities amount to approximately $1,063,000, $532,000 and $0 for the years ended December 31, 2007, 2006 and 2005, respectively.

        The members agreed on December 19, 2005 to provide capital contributions in the amount of $2,972,000. As of December 31, 2005, a receivable in the amount of $1,486,000, was due from MarkWest. Starfish received the contribution in January 2006.

12.    Business and Credit Concentrations

        For the year ended December 31, 2007, six customers accounted for approximately 56% of revenues and 11.1% of transportation receivables. For the year ended December 31, 2006, four customers accounted for approximately 51% of revenues and 23% of transportation receivables. For the year ended December 31, 2005, two customers accounted for approximately 29% of revenues.

SIGNATURE

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST ENERGY PARTNERS, L.P.
(Registrant)
	By:	MarkWest Energy, G.P., L.L.C., Its General Partner
Date: March 13, 2008	By:	/s/ NANCY K. BUESE Nancy K. Buese Senior Vice President and Chief Financial Officer

QuickLinks

  Item 9.01 Financial Statements and Exhibits
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MARKWEST HYDROCARBON, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
MARKWEST HYDROCARBON, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
MARKWEST HYDROCARBON, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (in thousands)
MARKWEST HYDROCARBON, INC. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (in thousands)
MARKWEST HYDROCARBON, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
MARKWEST ENERGY PARTNERS, L.P. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
MARKWEST ENERGY PARTNERS, L.P. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET December 31, 2007 (in thousands)
MARKWEST ENERGY PARTNERS, L.P. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS For the year ended December 31, 2007 (in thousands, except per unit data)
Report of Independent Auditors
Starfish Pipeline Company, LLC Consolidated Balance Sheets December 31, 2007 and 2006
Starfish Pipeline Company, LLC Consolidated Statements of Income Years Ended December 31, 2007, 2006 and 2005
Starfish Pipeline Company, LLC Consolidated Statements of Members' Capital Years Ended December 31, 2007, 2006 and 2005
Starfish Pipeline Company, LLC Consolidated Statements of Cash Flows Years Ended December 31, 2007, 2006 and 2005
Starfish Pipeline Company, LLC Notes to Consolidated Financial Statements December 31, 2007 and 2006
SIGNATURE